UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☒   Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
STONERIDGE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing proxy statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

STONERIDGE, INC.
39675 MacKenzie Drive, Suite 400
Novi, Michigan 48377
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Dear Shareholder:
We invite you to attend our 2022 Annual Meeting of Shareholders (the “Annual Meeting”) on Tuesday, May 17, 2022, at 11:00 a.m. (Eastern Time). The Annual Meeting can be accessed by the Internet at www.virtualshareholdermeeting.com/SRI2022. Because the Annual Meeting is virtual and being conducted electronically, shareholders cannot attend the meeting in person.
The purpose of the Annual Meeting is to consider and take action on the following items of business:
(1)	To elect eight directors, each for a term of one year;
(2)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022;
(3)	To vote on an advisory resolution to approve executive compensation;
(4)	To vote on a proposal to approve an amendment to the 2018 Amended and Restated Directors’ Restricted Shares Plan; and
(5)	To transact such other business as may be properly brought before the Annual Meeting and any postponement or adjournment thereof.
Record Date. Only shareholders at the close of business on March 25, 2022, the record date, are entitled to notice of and to vote at the Annual Meeting.
We urge you to vote your shares on the Internet, by toll-free telephone call or, if you have requested a paper copy of our proxy materials, by signing, dating and returning the proxy card in the envelope provided.
By order of the Board of Directors,

ROBERT M. LOESCH
Secretary
Dated: April 7, 2022
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 17, 2022:
This Proxy Statement and the Company’s 2021 Annual Report to Shareholders are also available at www.proxyvote.com.
YOUR VOTE IS IMPORTANT. PLEASE VOTE.

2022 Proxy Statement

STONERIDGE, INC.
2022 Proxy Statement Summary
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
We are furnishing to our shareholders these proxy materials, which include this Proxy Statement and our 2021 Annual Report to Shareholders, by providing access to them on the Internet at www.proxyvote.com. On or about April 7, 2022 we began mailing shareholders a Notice Regarding Availability of Proxy Materials (“Notice of Internet Availability”) containing important information, including instructions on how to access the proxy materials online and how to vote your shares over the Internet. If you receive a Notice of Internet Availability, you will not receive a paper or e-mail copy of the proxy materials unless you request one in the manner set forth in the Notice of Internet Availability.
The Board of Directors is soliciting proxies in connection with the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) and encourages you to read the Proxy Statement and vote your shares by Internet, by telephone or by mailing your proxy card or voting instruction form.
Stoneridge, Inc. 2022 Annual Meeting Information
Date and Time:	Tuesday, May 17, 2022, at 11:00 a.m. (Eastern Time)
Virtual Meeting:	Access the meeting at www.virtualshareholdermeeting.com/SRI2022
Record Date:	March 25, 2022
Voting:	Shareholders as of the record date are entitled to vote. Each common share is entitled to one vote for each Director nominee and one vote for each of the other proposals presented for a vote.
Matters to be Considered:
Management Proposals		Board Vote Recommendation	Page for more information
1.	Elect eight directors named in this Proxy Statement	FOR ALL	5
2.	Ratify the appointment of Ernst & Young LLP	FOR	10
3.	Provide advisory vote on executive compensation	FOR	12
4.	Approval of an amendment to the 2018 Amended and Restated Directors’ Restricted Shares Plan	FOR	13
Company Performance
Our 2021 financial performance was impacted by external challenges, primarily the global coronavirus pandemic (“COVID-19”) and ongoing supply chain disruptions, primarily related to semiconductor shortages. We were able to effectively navigate an incredibly volatile operating environment while at the same time continuing to execute on our long-term strategy. The Company believes that focusing on components and systems that address industry megatrends will have a positive impact on both our top-line growth and underlying margins.
Net sales increased by $122.5 million, or 18.9%, compared to the prior year, due to higher sales in each of our segments. Our Control Devices segment net sales increased primarily as a result of recovery from 2020 COVID-19 impacts in our North American and China automotive markets. These increases were partially offset by a decrease in volumes in European automotive volumes due to the strategic exit of particulate matter sensor production and a decrease in volumes in our North American commercial vehicle market. Our Electronics segment net sales increased primarily as a result of recovery from 2020 COVID-19 impacts in our North American and European commercial and off-highway vehicle markets as well as the launch of several new programs, favorable customer pricing for recoveries of semiconductor spot buy purchases and favorable foreign currency translation. Our Stoneridge Brazil segment net sales increased due to higher volumes for all of our product lines and for our Argentina market channel offset by unfavorable foreign currency translation.
i

Net income in 2021 increased by $11.4 million compared to the prior year, primarily due to the gain on sale of the Canton Facility of $30.7 million and the pre-tax gain on the disposal of the Minda Stoneridge Instruments Ltd. joint venture of $1.9 million. This increase was offset by higher D&D costs for new product launches and higher SG&A including a net unfavorable fair value adjustment for Stoneridge Brazil earn-out consideration of $5.3 million.

(in thousands, except earnings per share and share price)	2021	2020
Net sales	$ 770,462	$ 648,006
Operating income (loss)	15,411	(7,664)
Net income (loss)	3,406	(7,950)
Diluted earnings (loss) per share attributable to Stoneridge, Inc.	0.12	(0.29)
Share Price at December 31	19.74	30.23
Director Nominees
Below is a summary of the director nominees, who are elected for one-year terms. Additional information about each director nominee and his or her qualifications may be found beginning on page 5.
		Director Since		Committee Memberships
Name	Age		Primary Occupation	Independent	AC	CC	NCGC	CEC
Jonathan B. DeGaynor	55	2015	President and CEO of Stoneridge, Inc.
Jeffrey P. Draime	55	2005	Self-employed business consultant	✔		✔	✔
Ira C. Kaplan	68	2009	Executive Chairman of Benesch, Friedlander, Coplan & Aronoff LLP	✔	✔		✔	✔
Kim Korth	67	2006	President and CEO of 6th Avenue Group	✔		C	✔	✔
William M. Lasky	74	2004	Retired, Former President and CEO of Accuride Corporation	L	✔	✔	C
George S. Mayes, Jr.	63	2012	Self-employed business consultant	✔				C
Paul J. Schlather	69	2009	Self-employed business consultant	✔	✔			✔
Frank S. Sklarsky	65	2021	Retired, Former Executive Vice President and Chief Financial Officer of PPG Industries, Inc.	✔	C			✔
AC	Audit Committee	C	Committee Chairperson
CC	Compensation Committee	L	Lead Independent Director
NCGC	Nominating and Corporate Governance Committee
CEC	Compliance and Ethics Committee
Ratification of the appointment of Ernst & Young LLP
We are asking our shareholders to ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2022. For more information, see page 10.

Executive Compensation Highlights
Our executive compensation program is designed to attract, retain, motivate and reward talented executives who advance our strategic, operational and financial objectives and, thereby, enhance shareholder value. The primary objectives of our compensation programs for executive officers are to:
•	Attract and retain talented executive officers by providing a compensation package that is competitive with that offered by similarly situated companies;
•	Create a compensation structure under which a substantial portion of total compensation is based on achievement of performance goals; and
•	Align total compensation with the objectives and strategies of our business and shareholders.
Key elements of our 2021 compensation program were as follows:
•	Base Salary. Base salary has been targeted at the 50th percentile of our comparator group.
•	Annual Incentive Plan (AIP). The 2021 AIP was comprised of consolidated and, where appropriate, divisional financial performance metrics. In addition, there is an individual performance component.
•
Long-Term Incentive Plan (LTIP). Long-term incentives were awarded under our Long-Term Incentive Plan for 2021 and targeted at approximately the 50th percentile of our comparator group. These awards will vest in three years and weight performance-based share units (“Performance Shares”) more heavily than time-based restricted share units (“RSUs”), and are allocated as follows: 25% of the Performance Shares vest subject to our Total Shareholder Return (“TSR”) over a three-year period compared to a group of peer companies; 20% vest based on our earnings per share (“EPS”) relative to budget over the three-year performance period; 10% vest based on our return on invested capital (“ROIC”) relative to budget over the three-year performance period; and 45% are RSUs that vest based on the passage of time.

For more information related to our executive compensation program, see page 19.
Corporate Governance Highlights
We believe that good corporate governance is key to achieving long-term shareholder value. We have adopted practices and policies that we believe serve the best interests of the Company and our shareholders, including:
•	7 out of 8 director nominees are independent directors
•	Independent Chairman of the Board who serves as the Board’s Lead Independent Director
•	25% percent of our Board director nominees are ethnic/gender diverse
•	Separation of the Chief Executive Officer and Chairman of the Board roles
•	Annual Election of Directors
•	Majority Voting Principle in uncontested director elections
•	Independent directors regularly meet in executive session without management
•	All Committee members are independent
•	Shareholders’ ability to communicate with the Board
•	Single class of stock with equal voting rights; one vote per Common Share
•	Board establishment of a separate Compliance and Ethics Committee to oversee our Integrity Program
•	Robust Integrity Program
•	Code of Conduct
•	Whistleblower Policy and integrity helpline reporting available in multiple languages

•	Corporate Governance Guidelines
•	Annual Board and Committee self-evaluations
•	Meaningful stock ownership requirement for senior management and directors
•	Annual advisory vote on named executive officer compensation
•	Insider Trading Policy, including prohibition against hedging and pledging of Company stock
•	Review and approval of related party transactions
•	Adoption of a Modern Slavery Act Statement
Board Oversight of our Human Capital Management
The Board is actively engaged in oversight of the Company’s human capital management. Annually, the Board meets to review our succession strategy and leadership pipeline for key roles, including our President and Chief Executive Officer. In addition, the Board regularly receives reports from the Chief Human Resources Officer and is briefed on our employee engagement survey results. Board members also are active partners, engaging and spending time with our high potential leaders throughout the year at Board meetings and other events. The Board’s Compensation Committee oversees compensation and seeks to ensure it is aligned with creating long-term shareholder value. The Board’s Compliance and Ethics Committee oversees our global compliance programs, in part, to ensure all employees are treated fairly and with respect.

STONERIDGE, INC.
PROXY STATEMENT
The Board of Directors (the “Board”) of Stoneridge, Inc. (the “Company”) is sending you this Proxy Statement to ask for your vote as a Company shareholder on matters to be voted on at our Annual Meeting of Shareholders to be held on Tuesday, May 17, 2022, at 11:00 a.m. (Eastern Time), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held virtually. You can attend the Annual Meeting online, vote your shares electronically, and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/SRI2022. You will need to have your 16-digit Control Number included on your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting.
We are mailing shareholders a Notice of Internet Availability containing instructions on how to access the Proxy Materials and how to vote online on or about April 7, 2022.
Annual Report; Internet Availability
We are furnishing our proxy materials, which include this Proxy Statement, our Notice of Annual Meeting of Shareholders and our 2021 Annual Report to Shareholders, to shareholders by providing access to the proxy materials on the Internet at www.proxyvote.com. The Company anticipates that the Notice of Internet Availability in connection with our proxy solicitation materials will first be mailed on or about April 7, 2022 to all shareholders entitled to vote at the Annual Meeting and we will post our proxy materials on the website referenced in the Notice of Internet Availability. As more fully described in the Notice of Internet Availability, all shareholders may choose to access our proxy materials on the website referred to in the Notice of Internet Availability or may request to receive, without charge, a printed set of our proxy materials.
Solicitation of Proxies
The Board is making this solicitation of proxies and we will pay the cost of the solicitation. We have retained D.F. King & Co., Inc., at an estimated cost of $15,000, plus expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals. In addition, our employees, without any additional remuneration, may solicit proxies by telephone or facsimile or other electronic means. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to beneficial owners of shares held of record by such persons, and we will reimburse such persons for their reasonable out-of-pocket expenses in forwarding solicitation material.
Proxies
The common shares represented by your proxy will be voted in accordance with the instructions indicated on your proxy card. In the absence of any such instructions, they will be voted to (i) elect the director nominees set forth under “Election of Directors”; (ii) ratify the appointment of Ernst & Young LLP as our registered public accounting firm for 2022; (iii) approve on an advisory basis the compensation of our Named Executive Officers, and (iv) approve the amendment to the 2018 Amended and Restated Directors’ Restricted Shares Plan.
No business other than that set forth in the accompanying Notice of Annual Meeting of Shareholders is expected to come before the Annual Meeting. Should any other matter requiring a vote of shareholders properly arise, the persons named in the enclosed form of proxy will vote such proxy in accordance with their judgment.

Revocation of Proxies
Your participation at the Annual Meeting, without further action, will not revoke your proxy. However, if you are a registered shareholder you may revoke your proxy at any time before it has been exercised by:
•	signing and delivering a later-dated proxy;
•	voting again by Internet or telephone prior to 11:59 p.m. (Eastern Time) on May 16, 2022 (only the latest vote you submit will be counted);
•
giving notice to the Company in writing at our address indicated on the attached Notice of Annual Meeting of Shareholders (the notification must be received by the close of business on May 16, 2022); or

•	by voting at the Annual Meeting.
If you hold your common shares in “street name”, in order to change or revoke your voting instructions you must follow the specific voting directions provided to you by your bank, broker or other holder of record.
Virtual Shareholder Meeting
Holding a virtual Annual Meeting provides expanded access, improved communication and potential cost savings to our shareholders and our Company. We believe that holding a virtual Annual Meeting will enable more shareholders to attend and participate in the meeting because our shareholders can fully participate from any location with Internet access.
The Annual Meeting will be conducted exclusively online via live, audio-only, webcast, allowing all of the Company’s shareholders the option to participate in the live, online shareholder meeting from any location convenient to them. Only shareholders at the close of business on the record date may attend, vote and ask questions at the Annual Meeting by following the instructions provided. The virtual Annual Meeting can be accessed by visiting:
www.virtualshareholdermeeting.com/SRI2022
You will need to have your 16-digit Control Number included on our Notice of Internet Availability and/or your proxy card (if you received a printed copy of the proxy materials) to join and participate in the Annual Meeting. If you hold any of your shares through a bank, broker or other holder of record (i.e., in street name) the control number is issued to you by your bank, broker or other holder of record.
We encourage you to access the Annual Meeting before the start time of 11:00 a.m. (Eastern Time), on May 17, 2022. Please allow ample time for online check-in, which will begin at 10:30 a.m. (Eastern Time) on May 17, 2022.
If you encounter difficulties accessing the virtual meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/SRI2022.
Shareholders who participate in the virtual Annual Meeting by means of the hyperlink above will be deemed to be “present in person,” as such term is used in this Proxy Statement, including for purpose of determining a quorum and counting votes.
Record Date and Voting Eligibility
Only shareholders at the close of business on the record date, March 25, 2022, are entitled to receive notice of the Annual Meeting and to vote the common shares held on the record date at the meeting. On the record date, our outstanding voting securities consisted of 27,315,157 common shares, without par value, each of which is entitled to one vote on each matter properly brought before the meeting.
Voting
The Board is asking for your proxy in advance of the Annual Meeting. Giving your proxy means you authorize the individuals designated as proxies to vote your common shares at the Annual Meeting in the manner you direct. You may give your proxy or otherwise vote your common shares in one of several ways, depending on how you hold your shares.

Shareholders of Record
If your common shares are registered directly in your name with the Company’s transfer agent, you are considered the “shareholder of record” of those shares and you may vote:
•
By Telephone. You may vote by telephone by calling toll-free 1-800-690-6903 on a touch-tone phone until 11:59 p.m. Eastern Time on May 16, 2022. Please have your Notice of Internet Availability or proxy card in hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

•
By Internet. You may vote your shares by proxy by visiting the website www.proxyvote.com until 11:59 p.m. Eastern Time on May 16, 2022. Please have your Notice of Internet Availability or proxy card in hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

•
By Mail. If you have requested or receive paper copies of our proxy materials by mail, you may vote your shares by proxy by signing, dating and returning the proxy card in the postage-paid envelope provided. Mailed proxy cards with respect to shares held of record should be mailed to allow sufficient time for delivery and tabulation. If you vote by telephone or over the Internet, you do not need to return your proxy card by mail.

•
At the Annual Meeting. You may vote your shares by attending the Annual Meeting by accessing www.virtualshareholdermeeting.com/SRI2022 and voting using the 16-digit control number included on your proxy card and/or on your Notice of Internet Availability. However, you are encouraged to vote in advance of the Annual Meeting by mail, telephone or Internet even if you plan to participate in the Annual Meeting via the Internet.

Street Name Holders
•
If you hold any of your shares through a bank, broker or other holder of record (i.e., in street name), you may be able to authorize your proxy for those shares by telephone, the Internet or mail. You should follow the instructions you receive from your bank, broker or other holder of record to vote these shares. If you are a street name holder and wish to vote during the virtual meeting you may use the 16-digit control number provided by your bank, broker or other holder of record. However, you are encouraged to vote in advance of the Annual Meeting by mail, telephone or Internet even if you plan to participate in the Annual Meeting via the Internet.

•
If you do not instruct your broker, bank or other nominee on how to vote your shares, it will have discretionary authority, under New York Stock Exchange (“NYSE”) rules, to vote your shares on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022 (“Proposal 2”). However, your broker, bank or other nominee will not be permitted to vote your shares (a “broker non-vote”) on the election of directors (“Proposal 1”), the advisory vote to approve the compensation of our Named Executive Officers (“Proposal 3”) or the vote on the approval of the amendment to the 2018 Amended and Restated Directors’ Restricted Shares Plan (“Proposal 4”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our common shares as of February 28, 2022, by: (a) our directors and nominees for election as directors; (b) each other person who is known by us to own beneficially more than 5% of our outstanding common shares; (c) the executive officers named in the Summary Compensation Table; and (d) all of our executive officers and directors as a group.
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Cooper Creek Partners Management LLC(2)	1,919,793	7.1%
BlackRock, Inc.(3)	1,908,600	7.0
Cooke & Bieler LP(4)	1,761,883	6.5
The Vanguard Group(5)	1,401,379	5.2
T. Rowe Price Associates, Inc.(6)	1,378,278	5.1
Jeffrey P. Draime(7)	450,316	1.7
Jonathan B. DeGaynor(8)	213,406	*
Paul J. Schlather(9)	126,639	*
William M. Lasky(10)	115,602	*
Ira C. Kaplan(11)	72,654	*
Kim Korth(10)	66,702	*
George S. Mayes, Jr.(10)	55,722	*
Laurent P. Borne(12)	8,434	*
Matthew R. Horvath(13)	3,459	*
Douglas C. Jacobs(10)	3,294	*
Frank S. Sklarsky(10)	3,293	*
Susan C. Benedict(14)	1,277	*
James Zizelman	—	*
Robert R. Krakowiak	—	*
Thomas M. Dono, Jr.	—	*
All Executive Officers and Directors as a Group (18 persons)	1,198,072	4.4%
*	Less than 1%.
(1)	Unless otherwise indicated, the beneficial owner has sole voting and investment power over such common shares.
(2)	According to a Schedule 13G filed with the SEC by Cooper Creek Partners Management LLC. The address of Cooper Creek Partners Management LLC is 501 Madison Avenue, Suite 302 New York, NY 10022.
(3)	According to a Schedule 13G/A filed with the SEC by BlackRock, Inc. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(4)	According to a Schedule 13G filed with the SEC by Cooke & Bieler LP. The address of Cooke & Bieler LP is Two Commerce Square 2001 Market Street, Suite 4000 Philadelphia, PA 19103.
(5)	According to a Schedule 13G/A filed with the SEC by The Vanguard Group. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(6)	According to a Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc. The address of T. Rowe Price Associates Inc. is 100 E. Pratt Street, Baltimore, MD 21202.
(7)
Represents 347,714 common shares held in trust for the benefit of Draime family members, of which Mr. Draime is trustee, 99,309 common shares owned by Mr. Draime directly and 3,293 restricted common shares subject to forfeiture (which vested on March 9, 2022).

(8)	Includes 36,701 time-based share units, which vest and are payable in common shares on a one-for-one basis on March 4, 2022.
(9)
Represents 47,500 common shares held in an investment retirement account for the benefit of Mr. Schlather, 75,846 common shares owned by Mr. Schlather directly and 3,293 restricted common shares subject to forfeiture (which vested on March 9, 2022).

(10)	Includes 3,293 restricted common shares subject to forfeiture (which vested on March 9, 2022).
(11)	Represents 69,361 common shares held in a trust, of which Mr. Kaplan is trustee, and 3,293 restricted common shares subject to forfeiture (which vested on March 9, 2022).
(12)	Includes 5,063 and 3,371 time-based share units, which vest and are payable in common shares on a one-for-one basis on March 4, 2022 and March 9, 2022, respectively.
(13)	Includes 2,413 time-based share units, which vest and are payable in common shares on a one-for-one basis on March 4, 2022.
(14)	Includes 462 time-based share units, which vest and are payable in common shares on a one-for-one basis on March 4, 2022.

PROPOSAL ONE: ELECTION OF DIRECTORS
In accordance with the Company’s Amended and Restated Code of Regulations, the number of directors at the date of this Proxy Statement is fixed at nine. However, in accordance with the Company’s Amended and Restated Code of Regulations, the number of directors will be reduced to eight effective at the start of the Annual Meeting. At the Annual Meeting, shareholders will elect eight directors to hold office until our next Annual Meeting of Shareholders and until their successors are elected and qualified. The Board proposes that the eight nominees identified below be elected to the Board. Jonathan B. DeGaynor has an employment agreement with the Company that provides that during the term of the agreement he shall be entitled to be nominated for election to the Board. At our Annual Meeting, the common shares represented by proxies, unless otherwise specified, will be voted for the election of the eight nominees hereinafter named.
Mr. Douglas C. Jacobs, who will continue to serve on the Company’s Board up until the 2022 Annual Meeting, was not re-nominated for election to the Board at the Annual Meeting. The Company thanks Mr. Jacobs for his many years of valuable service as a Board member and as Chairman of the Board’s Audit Committee.
Directors are elected by a plurality of the votes cast at the Annual Meeting. Broker non-votes and abstaining votes will be counted as “Present” for purposes of determining whether a quorum has been achieved at the Annual Meeting, but will not be counted as “For” or “Withheld” from any nominee. “Plurality” means that the director nominees who receive the greatest number of votes cast are elected, up to the maximum number of directors to be elected at the meeting. The maximum number to be elected is eight and the proxies cannot be voted for a greater number of persons than the number of nominees named. Shares not voted will have no impact on the election of directors. Unless proper voting instructions are to “Withhold” authority for any or all nominees, the proxy given will be voted “For” each of the nominees for director.
Majority Voting Principle. Under our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “Withheld” than votes “For” must promptly offer his or her resignation. The Board’s Nominating and Corporate Governance Committee will then consider the resignation and recommend to the Board whether to accept or reject it. The Board will act on the Committee’s recommendation within 90 days after the Annual Meeting, and the Board’s decision will be publicly disclosed on Form 8-K. Any director who offers his or her resignation may not participate in the Board’s discussion or vote.
The director nominees nominated by the Board are identified below. If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board expects that proxies will be voted for the election of a substitute nominee designated by the Board. The following information is furnished with respect to each person nominated for election as a director.

The Board of Directors recommends that you vote FOR the following nominees.
Nominees to Serve for a One-Year Term Expiring in 2023
Jonathan B. DeGaynor
Mr. DeGaynor, 55, is the President and Chief Executive Officer (“CEO”) of the Company and has served in this role since March 2015. Mr. DeGaynor served as the Vice President-Strategic Planning and Innovation of Guardian Industries Corp. (“Guardian”), a manufacturer of industrial glass and other building products for commercial, residential and automotive applications, from October 2014 until March 2015. Prior to that, Mr. DeGaynor served as Vice President-Business Development, Managing Director Asia for SRG Global, Inc., a Guardian company, and manufacturer of chrome plated plastic parts for the automotive, commercial truck and consumer goods industries, from August 2008.

The Company believes that Mr. DeGaynor should serve as a director because he provides services as the Company’s President and Chief Executive Officer and because his extensive career in the automotive industry has spanned all phases of engineering, operations leadership, corporate strategy and business leadership. He brings expertise related to development and production of products and technologies. He provides valuable insight to the Board and strengthens the Board’s collective qualifications, skills and experience.

Jeffrey P. Draime
Mr. Draime, 55, has served as a director since 2005. Since 2005, Mr. Draime has been a self-employed business consultant. Mr. Draime is a partner and the President of Aroma Aviation Holdings LLC, a charter aircraft corporation.

Mr. Draime served in various roles with the Company from 1988 through 2001, including operations, sales, quality control, product costing, and marketing. From 1999 to 2011 he was the owner of QSL Columbus/QSL Dayton, a restaurant franchise. From 2010 to 2020 Mr. Draime was President and partner of AeroMax Aviation Holdings, LLC. From 2017 to 2020 Mr. Draime has served as the Chairman of the Board of Directors of Aeromics, Inc., a clinical stage biotech company, and currently serves as director and as Chairman Emeritus of Aeromics, Inc. The Company believes Mr. Draime should serve as a director because he provides historical as well as an internal perspective of our business to the Board and strengthens the Board’s collective qualifications, skills and experience.

Ira C. Kaplan
Mr. Kaplan, 68, has served as a director since 2009. Since January 2015 he has served as the Executive Chairman of Benesch, Friedlander, Coplan & Aronoff LLP, a national law firm, and served as the Managing Partner from 2008 until 2014. He is a member of the firm’s Executive Committee and has been a partner with the firm since 1987. Mr. Kaplan focuses his practice on mergers and acquisitions as well as public and private debt and equity financings.

Mr. Kaplan counsels clients in governance and business matters in his role at the law firm. In addition to his legal and management experience described above, the Company believes that Mr. Kaplan should serve as a director because he brings thoughtful analysis, sound judgment and insight on best practices to the Board, in addition to his professional experiences, which strengthen the Board’s collective qualifications, skills and experience.

Kim Korth
Ms. Korth, 67, has served as a director since 2006. Since May 2019, Ms. Korth has served as the Managing Director of Engauge Workforce Solutions LLC. Since June 2017, Ms. Korth has served as the President and Chief Executive Officer of 6th Avenue Group, a firm focused on improving the sustainability and adaptability of small to medium manufacturing and distribution firms. Prior to that, from January 2018 to December 2019, Ms. Korth was the Chief Executive Officer of bb7, a product development firm. Prior to that, from December 2012 until May 2017, Ms. Korth was the President and Chief Executive Officer and a director of Techniplas LLC, a privately held international group of plastics-focused manufacturing businesses. Prior to that, she served as President, Chief Executive Officer and as a director of Supreme Corporation, a manufacturer of truck and van bodies, from 2011 to 2012. Ms. Korth was the founder and owner of IRN Inc. from 1983 to 2014, a well-known firm focused on automotive supplier strategy issues.

Ms. Korth is a member of the board of directors and a member of the Audit Committee of Unique Fabricating, Inc., (NYSE American: UFAB), a leader in engineering and manufacturing multi-material foam, rubber, and plastic components utilized in noise, vibration, and harshness management and air/water sealing applications for the transportation, appliance, medical, and consumer markets.

Ms. Korth has several decades of experience in corporate governance issues, organizational design, and development of strategies for growth and improved financial performance for automotive suppliers. In addition to the knowledge and experience described above, the Company believes that Ms. Korth should serve as a director because she provides insight on industry trends and expectations to the Board, which strengthens the Board’s collective qualifications, skills and experience.

William M. Lasky
Mr. Lasky, 74, has served as a director since 2004. Mr. Lasky served as President and Chief Executive Officer of Accuride Corporation (“Accuride”), a manufacturer and supplier of commercial vehicle components, from 2008 until his retirement in 2011. He served as the Chairman of the Board of Accuride from 2009 to 2012. Mr. Lasky served as President and Chief Executive Officer of JLG Industries, Inc., a diversified construction and industrial equipment manufacturer, from 1999 through 2006 and served as Chairman of the Board from 2001 through 2006.

From 2011 through 2016, Mr. Lasky also served as a director of Affinia Group, Inc., a designer, manufacturer and distributor of industrial grade replacement parts and services for automotive and heavy-duty vehicles.

In addition to his professional experience described above, the Company believes that Mr. Lasky should serve as a director because he provides in-depth industry knowledge, business acumen and leadership to the Board, which strengthen the Board’s collective qualifications, skills and experience.

George S. Mayes, Jr.
Mr. Mayes, 63, has served as a director since 2012. Mr. Mayes currently provides independent business consulting services. Previously, Mr. Mayes served as Executive Vice President and Chief Operating Officer of Diebold, Inc., a provider of integrated self-service delivery and security systems and services, from 2013 to 2015. Prior to that, he served as Executive Vice President of Operations from 2008, as Senior Vice President, Supply Chain Management from 2006 to 2008, and as Vice President, Global Manufacturing upon joining Diebold, Inc. in 2005. Since March 2021, Mr. Mayes has been a member of the board of directors of Forward Air Corporation (NASDAQ: FWRD), a leading asset-light freight and logistics company that provides services across the United States and Canada.

Mr. Mayes has extensive experience in lean manufacturing and Six Sigma processes and has managed manufacturing facilities in Canada, Mexico, France, Hungary, Brazil, China, Poland, Italy and the United States.

The Company believes that Mr. Mayes should serve as a director because he provides in-depth knowledge of manufacturing and operations, business acumen and leadership to the Board, which strengthen the Board’s collective qualifications, skills and experience.

Paul J. Schlather
Mr. Schlather, 69, has served as a director since 2009. Mr. Schlather currently provides independent business consulting services. Mr. Schlather was a partner at PricewaterhouseCoopers LLP, serving as co-head to the Private Client Service group from August 2002 until his retirement in 2008. Mr. Schlather also serves on the boards of five closely held businesses.

Mr. Schlather qualifies as an audit committee financial expert due to his extensive background in accounting and finance built through his career in public accounting. In addition to his professional and accounting experience described above, the Company believes that Mr. Schlather should serve as a director because he provides financial analysis and business acumen to the Board, which strengthen the Board’s collective qualifications, skills and experience.

Frank S. Sklarsky
Mr. Sklarsky, 65, was elected to the Board of Director on February 22, 2021. Mr. Sklarsky currently serves on the Board of Directors of two privately held companies, Nexa3d, Inc., and Cenveo Worldwide Ltd. From 2012 to 2017, Mr. Sklarsky was a director and a member of the audit and compensation committees of Harman International (NYSE: HAR). From 2013 to 2017, Mr. Sklarsky served as Executive Vice President and Chief Financial Officer of PPG Industries, Inc. From 2010 to 2012, he was Executive Vice President and Chief Financial Officer of Tyco International. From 2006 to 2010 he was Executive Vice President and Chief Financial Officer of Eastman Kodak Company. From 2004 to 2006, he was Executive Vice President and Chief Financial Officer of Conagra Foods, Inc. Earlier in his career, Mr. Sklarsky spent 20 years with Chrysler and DaimlerChrysler, serving in a series of management roles, ultimately rising to the position of vice president, Finance – Product Quality, Cost Management and Procurement. He also served in executive finance positions with Dell, Inc. He started his career at Ernst & Young LLP.

Mr. Sklarsky qualifies as an audit committee financial expert due to his extensive accounting and financial background built through his experience in public accounting and his service as CFO at several large public companies. In addition to his professional, accounting and finance experience described above, the Company believes that Mr. Sklarsky should serve as a director because he provides vast experience in CFO roles as well as the comprehensive management and leadership experience he has gained as a senior executive at multiple global corporations, which strengthen the Board’s collective qualifications, skills and experience.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
The Audit Committee of the Board currently anticipates appointing Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for the year ending December 31, 2022. For 2021, Ernst & Young was engaged by us to audit our annual financial statements, assess our internal control over financial reporting and to perform audit-related and tax services. We expect that representatives of Ernst & Young will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions from shareholders.
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. As a matter of good corporate governance, the Audit Committee requests that shareholders ratify its anticipated selection of Ernst & Young to serve as our independent registered public accounting firm for 2022.
Although ratification by shareholders is not legally required, the Board believes that the submission is an opportunity for the shareholders to provide feedback on an important issue of corporate governance. If our shareholders do not approve the appointment of Ernst & Young, the appointment of our independent registered public accounting firm will be re-evaluated by the Audit Committee, but will not require the Audit Committee to appoint a different accounting firm. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during 2022 if it determines that such a change would be in the best interests of the Company and our shareholders.
Vote Required for Approval
Approval of this proposal requires the affirmative vote of a majority of the common shares present in person or by proxy and entitled to be voted on the proposal at our Annual Meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered common shares present and entitled to vote on the proposal and will not have a positive or negative effect on the outcome of this proposal, however, there should be no broker non-votes on this proposal because brokers should have the discretion to vote uninstructed common shares on this proposal.
The Board of Directors recommends that you vote FOR Proposal Two.
Service Fees Paid to the Registered Public Accounting Firm
For the fiscal years ended December 31, 2021 and 2020 we retained Ernst & Young to provide services in the following categories and amounts. The Audit Committee has considered the scope and fee arrangements for all services provided by Ernst & Young, taking into account whether the provision of non-audit-related services is compatible with maintaining Ernst & Young’s independence.
	2021	2020
Audit Fees	$1,832,100	$1,895,700
Audit Related Fees	308,200	3,000
Tax Fees	260,400	286,400
Total Fees	$2,400,700	$2,185,100
Audit Fees. Audit fees include services associated with the annual audit of our consolidated financial statements, the audit of our internal control over financial reporting, the quarterly reviews of the financial statements included in our SEC Form 10-Q filings, international statutory audits and other services that are normally provided by the independent registered accountants in connection with regulatory filings.
Audit Related Fees. Audit Related fees include services associated with assurance and related services that are reasonably related to the performance of the audit of the Company’s financial statements, and consist primarily of due diligence services in connection with acquisitions and divestitures and other attest services.
Tax Fees. Tax fees relate to tax planning, domestic and international tax compliance and tax advice.
Pre-Approval Policies and Procedures
The Audit Committee’s policy is to approve in advance all audit and permitted non-audit services to be performed for the Company by its independent registered public accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee also pre-approves particular services on a case-by-case basis. In accordance with this policy, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman may pre-approve services and inform the Audit Committee at the next scheduled meeting.
All services provided by Ernst & Young during fiscal year 2021, as noted in the previous table, were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described above.
Audit Committee Report
In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility relating to corporate accounting, our reporting practices, and the quality and integrity of the financial reports and other financial information provided by us to any governmental body or to the public. Management is responsible for the financial statements and the financial reporting process, including assessing the effectiveness of the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for conducting audits and reviews of our financial statements in accordance with standards established by the Public Company Accounting Oversight Board, expressing an opinion on the conformity of the Company’s financial statements in accordance with generally accepted accounting principles, and auditing and reporting on the Company’s effectiveness of internal controls over financial reporting. The Audit Committee is comprised of five directors, each of whom is “independent” for audit committee purposes under the listing standards of the NYSE.
In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed our audited financial statements for the year ended December 31, 2021, with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee also discussed with our independent registered public accounting firm, Ernst & Young, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee has received the written disclosures and letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communication with the Audit Committee concerning independence. The Audit Committee discussed Ernst & Young’s independence with Ernst & Young. The Audit Committee also considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining Ernst & Young’s independence.
The Audit Committee discussed with our Internal Audit Director and Ernst & Young the overall scope and plans for their respective audits. The Audit Committee also met with the Internal Audit Director and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of the Company’s financial reporting.
Based on the above-referenced review and discussions with management, the Internal Audit Director and Ernst & Young, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements for fiscal 2021 be included in the Company’s Annual Report on Form 10-K filed with the SEC.
The Audit Committee

Douglas C. Jacobs, Chairman*
Ira C. Kaplan
William M. Lasky
Paul J. Schlather
Frank S. Sklarsky
*	Mr. Jacobs served as Audit Committee Chairman until March 15, 2022. On that same date, the Board elected Mr. Sklarsky as Audit Committee Chairman to succeed Mr. Jacobs in that role.

PROPOSAL THREE: SAY-ON-PAY
As required by Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) we provide our shareholders with the opportunity to cast an annual advisory non-binding vote to approve the compensation of our Named Executive Officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables) (a “Say-On-Pay” proposal). We believe that it is appropriate to seek the views of shareholders on the design and effectiveness of the Company’s executive compensation program.
At the Company’s 2021 Annual Meeting of Shareholders, 98% of the votes cast on the Say-On-Pay proposal voted in favor of the proposal. The Compensation Committee believes this affirmed shareholders’ support of the Company’s approach to executive compensation.
Our goal for the executive compensation program is to attract, motivate, and retain a talented, entrepreneurial and creative team of executives to provide operational and strategic leadership for the Company’s success in competitive markets. We seek to accomplish this goal in a way that rewards performance and is aligned with our shareholders’ long-term interests. We believe that our executive compensation program, which emphasizes performance-based compensation and long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of our shareholders.
Base compensation is aligned to be competitive in the industry in which we operate. Performance-based compensation (cash and equity) represents 44-53% of each executive officer’s target compensation opportunity, with long-term incentives representing the largest portion of compensation. Targets for incentive compensation are based on financial performance targets and increasing shareholder value.
The Compensation Committee retains the services of an independent compensation consultant to advise the Committee on competitive compensation and compensation practices.
The Board recommends that shareholders vote FOR the following resolution:
“RESOLVED that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee. The Board and the Compensation Committee value the opinions of our shareholders and will take into account the outcome of the vote when considering future decisions regarding executive compensation.
Vote Required for Approval
The affirmative vote of a majority of the common shares present or represented by proxy and voting at the Annual Meeting will constitute approval of this non-binding resolution. If you own common shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your common shares so that your vote can be counted on this proposal. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered common shares present and entitled to vote on this proposal and will not have a positive or negative effect on the outcome of this proposal.

PROPOSAL FOUR: APPROVAL OF AN AMENDMENT TO THE 2018 AMENDED AND RESTATED DIRECTORS’ RESTRICTED SHARES PLAN
The Company’s 2018 Amended and Restated Directors’ Restricted Shares Plan (the “DRSP”) was, upon the approval and recommendation of the Board of Directors, in accordance with the applicable law and the listing rules of the NYSE, approved by the Company’s shareholders at the 2018 Annual Meeting of Shareholders. The DRSP authorized 850,000 Company common shares for issuance, of which 52,989 common shares remain available to be issued. On March 15, 2022, the Board of Directors approved an amendment (the “Amendment”) to DRSP, subject to shareholder approval, to amend the DRSP to increase by an additional 100,000 common shares the number of common shares available for issuance under the DRSP, bringing the total to 950,000 common shares. The Company is seeking approval of the Amendment because the additional common shares available for issuance under the DRSP will assist the Company in achieving its goal of promoting growth and profitability. The DRSP is a key component to compensating the Company’s directors (see “Director Compensation” on page 38”). The description of the DRSP and the Amendment are subject to and qualified by Appendix A to this Proxy Statement (which sets forth the DRSP and the Amendment).
Summary of the Amendment and DRSP
•	The Amendment will increase the number of common shares available for issuance by 100,000 to bring the total common shares available for issuance to 950,000.
•
The purpose of the DRSP is to advance the interests of the Company and its shareholders by providing Eligible Directors (all non-employee directors) with an opportunity to participate in the Company’s future prosperity and growth and an incentive to increase the value of the Company based on the Company’s performance, development, and financial success.

•
The Board of Directors administers the DRSP. The Board has the power and authority to approve the grant of common shares subject to forfeiture (“Restricted Shares”) to Eligible Directors; approve the terms and conditions; adopt, alter, and repeal such administrative rules, guidelines, and practices governing the DRSP as it shall, from time to time, deem advisable; interpret the terms and provisions of the DRSP and any agreements related thereto; and take any other actions the Board considers appropriate.

•
If the Amendment is approved the maximum aggregate number of common shares that may be issued under the DRSP as Restricted Shares shall be increased by 100,000 to a total of 950,000. The Restricted Shares that may be issued under the DRSP may be authorized but unissued common shares or issued shares reacquired by the Company and held as Treasury Shares.

•
The Restricted Shares granted under the DRSP will be authorized by the Board and will be evidenced by a written agreement in the form approved by the Board, which will be dated as of the date on which the Restricted Shares are granted, will be signed by an officer of the Company, will be signed by the participant, and will describe the terms and conditions to which the award of Restricted Shares is subject.

•
The DRSP provides for the forfeiture of rights granted under the DRSP of unvested shares on death, disability, resignation, refusal to stand for reelection or failure to be elected, unless otherwise determined by the Board.

•	No Eligible Director may receive a grant of Restricted Shares in excess of 10,000 shares in any one calendar year.
•
The Board may modify, suspend or terminate the DRSP as long as it does not impair the rights thereunder of any participant. If this proposal is approved, the total number of common shares authorized under the DRSP would represent approximately 3.5% of the Company’s outstanding common shares.

Vote Required for Approval
The affirmative vote of a majority of the votes cast in person or by proxy by shareholders represented and entitled to vote at the Annual Meeting is required for approval of the Amendment. Broker non-votes will not be treated as votes cast and will not have a positive or negative effect on the outcome of the proposal. Abstentions will be treated as votes cast and, consequently, will have the same effect as votes against the proposal.
The Board of Directors recommends that you vote FOR Proposal Four.

CORPORATE GOVERNANCE
Corporate Governance Documents and Committee Charters
The Company’s Corporate Governance Guidelines, Code of Conduct, Code of Ethics for Senior Financial Officers and the charters of the Board of Directors’ Audit, Compensation, Nominating and Corporate Governance and Compliance and Ethics committees are posted on our website at www.stoneridge.com.
Written copies of these documents are available without charge to any shareholder upon request. Requests should be directed to Investor Relations at the address listed on the Notice of Annual Meeting of Shareholders.
Corporate Ethics Hotline
We established a corporate ethics hotline as part of our Whistleblower Policy and Procedures to allow persons to lodge complaints about accounting, auditing and internal control matters, and to allow an employee to lodge a concern, confidentially and anonymously, about any accounting and auditing matter. Information about lodging such complaints or making such concerns known is contained in our Whistleblower Policy and Procedures, which is posted on our website at www.stoneridge.com.
Director Independence
The NYSE rules require listed companies to have a Board of Directors comprised of at least a majority of independent directors. Under the NYSE rules, a director qualifies as “independent” upon the affirmative determination by the Board of Directors that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board has not adopted categorical standards of independence. The Board has determined that the following directors or nominees for election as a director are independent:
Jeffrey P. Draime	Kim Korth	Paul J. Schlather
Douglas C. Jacobs	William M. Lasky	Frank S. Sklarsky
Ira C. Kaplan	George S. Mayes, Jr.
Annual Board and Committee Self-Evaluations
Our Corporate Governance guideline requires that the Board and each committee conduct an annual self-evaluation. The self-evaluations are intended to facilitate a candid assessment and discussion by the Board and each committee of its effectiveness as a group in fulfilling its responsibilities. Each year the Board and each committee conducts a self-evaluation/assessment using questionnaires to facilitate the evaluation. The Board and each Committee then reviews a summary of the questionnaires in connection with discussions to determine which areas the Board and Committee would like to focus on during the coming year to enhance its effectiveness.
The Board of Directors’ Role in Risk Oversight
It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the Company. The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to us. The Audit Committee regularly reviews enterprise-wide risk management, which includes treasury risks (foreign exchange rates, and credit and debt exposures), financial and accounting risks, legal and compliance risks, and other risk management functions. The Compensation Committee considers risks related to the attraction and retention of talent and related to the design of compensation programs and arrangements. The full Board considers strategic risks and opportunities and regularly receives reports from management on risk and from the committees regarding risk oversight in their areas of responsibility.
The Board of Directors’ Role in Ethics and Compliance
The Company is committed to a culture of integrity and trust, to conducting all of its business dealings in compliance with applicable federal, state and foreign laws, rules and regulations and to operating with the highest standards of business ethics. The Board established the Compliance and Ethics Committee to assist the Board in overseeing (i) the Company’s activities in the areas of corporate responsibility, compliance and ethics, including oversight of the Company’s Code of Business Conduct and Stoneridge Integrity Program Charter, and (ii) the Company’s compliance with legal and regulatory requirements. Members of the Compliance and Ethics Committee are Ira C. Kaplan, Kim Korth, George S. Mayes, Jr. (chair) and Paul Schlather.
Oversight of Human Capital Management
The Company strives to create a welcoming work environment and inclusive culture that allows all our employees to feel valued and have the confidence to do their jobs well. The Board understands the importance of an inclusive, performance-driven culture to our ongoing success and is actively engaged with our President and Chief Executive Officer and our Chief Human Resources Officer across a broad range of human capital management topics. On an annual basis, the Board reviews the results of our annual talent review process and succession plans for our President and Chief Executive Officer and our other executive officers. In addition, talent strategy and the results of employee engagement surveys are regularly discussed with the Board, including retention, engagement and talent development.
Anti-Hedging Policy
Our Insider Trading Policy prohibits Company directors, officers and key employees covered by the pre-clearance procedures of the Insider Trading Policy from engaging in hedging transactions designed to offset decreases in the market value of the Company’s securities, including transactions in prepaid variable forward contracts, equity swaps, collars, exchange funds, put options, call options or other derivative securities, on an exchange or in any other organized market.
Anti-Pledging Policy
Our Insider Trading Policy prohibits directors, officers and key employees covered by the pre-clearance provisions of the Insider Trading Policy from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
The Board of Directors
In 2022 the Board held twelve meetings. Each Board member attended at least 75% of the meetings of the Board and of the committees on which he or she serves. Our policy is that directors are to attend the Annual Meeting of Shareholders. All of our directors attended the 2021 Annual Meeting of Shareholders. Mr. Lasky has been appointed as the lead independent director by the independent directors to preside at the executive sessions of the independent directors. The Board’s independent directors meet regularly in executive session. Other than Mr. DeGaynor, the Company’s President and CEO, all directors are independent.
Leadership of the Board
The Board does not have a formal policy regarding the separation of the roles of CEO and Chairman of the Board as the Board believes it is in the best interest of the Company and our shareholders to make that determination based on the position and direction of the Company and the membership of the Board. At this time, the Board has determined that having an independent director serve as Chairman is in the best interest of the Company and our shareholders. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures. Further, this structure permits our President and CEO to devote more time focusing on the strategic direction and management of our day-to-day operations.

Committees of the Board
The Board has four standing committees to facilitate and assist the Board in the execution of its responsibilities. These committees are the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Compliance and Ethics Committee. Each member of the Audit, Compensation, Nominating and Corporate Governance and Compliance and Ethics Committees is independent as defined under the listing standards of the NYSE. The table below shows the composition of the Board’s committees:
Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Compliance and Ethics Committee
Douglas C. Jacobs	Jeffrey P. Draime	Jeffrey P. Draime	Ira C. Kaplan
Ira C. Kaplan	Douglas C. Jacobs	Ira C. Kaplan	Kim Korth
William M. Lasky	Kim Korth*	Kim Korth	George S. Mayes, Jr.*
Paul J. Schlather	William M. Lasky	William M. Lasky*	Paul J. Schlather
Frank S. Sklarsky*			Frank S. Sklarsky
*	Committee Chairperson
Audit Committee
This committee held eight meetings in 2021. Information regarding the functions performed by the Audit Committee is set forth in the “Audit Committee Report,” included in this Proxy Statement. The Board has determined that each Audit Committee member is financially literate under the listing standards of the NYSE. The Board also determined that Mr. Jacobs, Mr. Schlather and Mr. Sklarsky each qualify as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. In addition, under the Sarbanes-Oxley Act of 2002 and the NYSE rules mandated by the SEC, members of the audit committee must have no affiliation with the issuer, other than their Board seat, and receive no compensation in any capacity other than as a director or committee member. Each member of the Audit Committee meets this additional independence standard applicable to audit committee members of NYSE listed companies.
Compensation Committee
This committee held five meetings in 2021. Each member of our Compensation Committee meets the independence requirements of the NYSE, including the enhanced independence requirements applicable to Compensation Committee members under NYSE rules and is a non-employee director under Rule 16b-3 of the Exchange Act. The Compensation Committee is responsible for establishing and reviewing our compensation philosophy and programs with respect to our executive officers; approving executive officer compensation and benefits; recommending to the Board the approval, amendment and termination of incentive compensation and equity-based plans; and certain other compensation matters, including director compensation. Our CEO makes recommendations regarding compensation of other officers to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying any amount presented by our CEO. The Compensation Committee regularly reviews the total compensation obligations to each of our executive officers. During 2021, the Compensation Committee retained Total Rewards Strategies LLC to provide compensation related consulting services. Specifically, the compensation consultant provided relevant market data, current trends in executive and director compensation and advice on program design. In accordance with its charter, the Compensation Committee may delegate power and authority as it deems appropriate for any purpose to a subcommittee of not fewer than two members.
Nominating and Corporate Governance Committee
This committee held three meetings in 2021. The purpose of the Nominating and Corporate Governance Committee is to evaluate the qualifications of director nominees, to recommend candidates for election as directors, to make recommendations concerning the size and composition of the Board, to develop and implement our corporate governance policies and to assess the effectiveness of the Board.

Compliance and Ethics Committee
This committee held six meetings in 2021. The purposes of the Compliance and Ethics Committee are to assist the Board in overseeing (a) the Company’s activities in the areas of corporate responsibility, compliance and ethics, including oversight of the Stoneridge Integrity Program, (b) the Company’s compliance with legal and regulatory requirements in collaboration with the Audit Committee, and (c) the Company’s commitment to establishing a culture of integrity and trust, to conducting all of its business dealings in compliance with applicable federal, state and foreign laws, rules and regulations and to operating with the highest standards of business ethics.
Nominations and Nomination Process
It is the policy of the Nominating and Corporate Governance Committee to consider individuals recommended by shareholders for membership on the Board. If a shareholder desires to recommend an individual for membership on the Board, then that shareholder must provide a written notice (the “Recommendation Notice”) to the Secretary of the Company at Stoneridge, Inc., 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377, on or before January 15 for consideration by this committee for that year’s election of directors at the Annual Meeting of Shareholders.
In order for a recommendation to be considered by the Nominating and Corporate Governance Committee, the Recommendation Notice must contain, at a minimum, the following:
•
the name and address, as they appear on the Company’s books, and telephone number of the shareholder making the recommendation, including information on the number of common shares owned and date(s) acquired, and if such person is not a shareholder of record or if such common shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity;

•
the full legal name, address, email address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience, and qualifications of that individual;

•
a written acknowledgment by the individual being recommended that he or she has consented to the recommendation and consents to the Company undertaking an investigation into that individual’s background, experience, and qualifications in the event that the Nominating and Corporate Governance Committee desires to do so;

•
any information not already provided about the person’s background, experience and qualifications necessary for us to prepare the disclosure required to be included in our proxy statement about the individual being recommended;

•	the disclosure of any relationship of the individual being recommended with us or any of our subsidiaries or affiliates, whether direct or indirect; and
•
the disclosure of any relationship of the individual being recommended with the shareholder, whether direct or indirect, and, if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at our Annual Meeting of Shareholders (or a statement to the effect that no material interest is known to such shareholder).

The Nominating and Corporate Governance Committee determines, and periodically reviews with the Board, the desired skills and characteristics for directors as well as the composition of the Board as a whole. This assessment considers the directors’ qualifications and independence, as well as diversity, experience, skill, and experience in the context of the needs of the Board. Directors should share our values and should possess the following characteristics: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; and the time available to devote to Board activities and the willingness to do so. The Nominating and Corporate Governance Committee does not have a formal policy specifically focusing on the consideration of diversity; however, diversity is one of the factors that the Nominating and Corporate Governance Committee considers when identifying candidates and making its recommendations to the Board. In addition to the foregoing considerations, generally with respect to nominees recommended by shareholders, the Nominating and Corporate Governance

Committee will evaluate such recommended nominees considering the additional information regarding them contained in the Recommendation Notices. When seeking candidates for the Board, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management and third-party search firms. Ultimately, the Nominating and Corporate Governance Committee will recommend to the Board prospective nominees who the Nominating and Corporate Governance Committee believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term best interests of our shareholders.
The Nominating and Corporate Governance Committee recommended to the Board each of the nominees identified in “Election of Directors” beginning on page 5 of this Proxy Statement.
Compensation Committee Interlocks and Insider Participation
None of the members of the Board’s Compensation Committee served as an officer at any time or as an employee during 2021. In addition, no Compensation Committee interlocks existed during 2021.
Communications with the Board of Directors
The Board believes that it is important for interested parties to have the ability to send communications to the Board. Persons wishing to communicate with the Board may do so by sending a letter to the Secretary of the Company at Stoneridge, Inc., 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377. The envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state whether the intended recipients are all members of the Board or certain specified individual directors (such as the lead independent director or non-management directors as a group). The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. The directors are not spokespeople for the Company and responses or replies to any communication should not be expected.
Transactions with Related Persons
There were no reportable transactions involving related persons in 2021.
Review and Approval of Transactions with Related Persons
The Board has adopted a written statement of policy with respect to related party transactions. Under the policy, a related party transaction is a transaction required to be disclosed pursuant to Item 404 of Regulation S-K or any other similar transaction involving the Company or the Company’s subsidiaries and any Company employee, officer, director, 5% shareholder or an immediate family member of any of the foregoing if the dollar amount of the transaction or series of transactions exceeds $25,000. A related party transaction will not be prohibited merely because it is required to be disclosed or because it involves related parties. Pursuant to the policy, such transactions are presented to the Compliance and Ethics Committee for evaluation and approval by the committee, or if the committee elects, by the full Board. If the transaction is determined to involve a related party, the Compliance and Ethics Committee will either approve or disapprove the proposed transaction. Under the policy, in order to be approved, the proposed transaction must be on terms that are fair to the Company and are comparable to market rates, where applicable.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis (“CD&A”)
In this section we describe the compensation program for our Named Executive Officers (“NEOs”). We also discuss our compensation philosophy, policies and the decisions made by the Compensation Committee of the Board in 2021 as it relates to the compensation of our NEOs.
Named Executive Officers for 2021
Name	Title
Jonathan B. DeGaynor	President and Chief Executive Officer
Matthew R. Horvath	Chief Financial Officer and Treasurer
Laurent P. Borne	Chief Technology Officer and Chief Strategy Officer
James Zizelman	President Control Devices
Susan C. Benedict	Chief Human Resources Officer and Assistant General Counsel
Robert R. Krakowiak(1)	Executive Vice President, Chief Financial Officer and Treasurer
Thomas M. Dono, Jr.(2)	Chief Legal Officer and Secretary
(1)	Mr. Krakowiak served as Executive Vice President, Chief Financial Officer and Treasurer until August 31, 2021 when he left the Company.
(2)	Mr. Dono served as Chief Legal Officer & Secretary until August 6, 2021 when he left the Company.
2021 Overview
Our 2021 financial performance was impacted by the external challenges of COVID-19 and ongoing supply chain disruptions, primarily related to semiconductor shortages. We were able to effectively navigate an incredibly volatile operating environment while at the same time continuing to execute on our long-term strategy by adapting our cost structure to current market conditions, working with our suppliers and customers to minimize any potential adverse supply chain impact and managing our cash position throughout the year. The Company believes that focusing on components and systems that address industry megatrends will have a positive impact on both our top-line growth and underlying margins.
The actions of the Compensation Committee (the “Committee”) and our pay-for-performance philosophy functioned such that compensation earned by our executives was aligned with our financial performance for 2021. Highlights from the year and our performance are as follows:
•	Our business units have continued to focus on profitable and sustainable top line growth by developing a clear current and future vision of our products, technologies, and targeted customers.
•
Net sales increased by 18.9% compared to the prior year due to higher sales in each of our segments. Our Control Devices segment net sales increased primarily as a result of recovery from 2020 COVID-19 impacts in our North American and China automotive markets. These increases were partially offset by a decrease in volumes in European automotive volumes due to the strategic exit of particulate matter sensor production and a decrease in volumes in our North American commercial vehicle market. Our Electronics segment net sales increased primarily as a result of recovery from 2020 COVID-19 impacts in our North American and European commercial and off-highway vehicle markets as well as the launch of several new programs, favorable customer pricing for recoveries of semiconductor spot buy purchases and favorable foreign currency translation. Our Stoneridge Brazil segment net sales increased due to higher volumes for all of our product lines and for our Argentina market channel offset by unfavorable foreign currency translation.

Net income in 2021 increased by $11.4 million compared to the prior year, primarily due to the gain on sale of the Canton Facility of $30.7 million and the pre-tax gain on the disposal of the Minda Stoneridge Instruments Ltd. joint venture of $1.9 million. This increase was offset by higher D&D costs for new product launches and higher SG&A including a net unfavorable fair value adjustment for Stoneridge Brazil earn-out consideration of $5.3 million.

Human Capital Disclosure
As of December 31, 2021, Stoneridge employed approximately 5,000 full time and temporary employees in 13 countries, with about 86% located outside of the United States. Although we have no collective bargaining agreements covering U.S. employees, a significant number of employees located in Brazil, China, Estonia, Mexico, Netherlands, Sweden and the United Kingdom either (i) are represented by a union and are covered by a collective bargaining agreement, or (ii) are covered by a works council or other employment arrangements required by law. We work to ensure positive relations with our employees.
We strive to create a work environment that enhances employee engagement, fosters productivity, and is aligned with our values of Integrity, Accountability, Teamwork, Adaptability, Customer Orientation, and Social Responsibility. We know that our success is dependent on our employees’ engagement, performance, skills, and development. To that end, we have established talent management programs at Stoneridge, which include but are not limited to the following:
•	Periodic global employee engagement surveys and subsequent action planning
•	Regular talent reviews for employee development and succession planning
•	Feedback and coaching to ensure employee performance is aligned with our goals and strategic direction
•	Delivery of Code of Conduct and global policy training
•	New employee orientation with globally consistent and locally flexible messaging
•	Frequent global “townhall” meetings and other communications
•	Employee wellness programs
•	Opportunities for community and charitable involvement (reduced recently due to COVID-19 pandemic)
•	Employee mentoring program
•	Internship programs
When we hire new employees, we focus not just on the skills required for current positions, but the ever-changing complex skills and competencies that will be required as we move forward on our path to being a leading integrated technology partner for the mobility industry. We seek diverse sources for candidates and we offer wages and benefits that are competitive in the markets where employees are located.
We believe a diverse workforce and an inclusive work environment is required for us to achieve our full potential as an organization. We further recognize the importance of having a strong Diversity, Equity & Inclusion (“DEI”) strategy. We have recently embarked on an initiative to reassess our DEI strategy, identify gaps between our ideal and current states, and develop goals and actions to realize measurable improvement. We look forward to continuing this important work in 2022.
It is always a top priority, but the COVID-19 global pandemic has brought even greater focus on employee health and safety. We instituted a global Safe Workplace Committee that meets regularly to assess, monitor, and update safety measures as needed related to COVID-19 for each location. At the start of the pandemic, where possible, employees began working from home, and extensive safety measures were implemented, including temperature and health screenings, distanced workstations, plexiglass barriers, enhanced cleaning and disinfection protocols, required face coverings, and contact tracing when needed. Over time, the Safe Workplace Committee has adapted our safety protocols as local regulations and changing conditions have warranted. Our safety measures continue to be aligned with the recommendations of US and global health organizations.
The Human Resources function at Stoneridge is an active and visible partner to the business at all levels. Our Chief Human Resources Officer reports directly to the Chief Executive Officer and interacts frequently with the Company’s Board of Directors. Our Human Capital focus will continue to be on employee engagement, employee and leadership development, communications, and employee health and safety.

Compensation Philosophy and Objectives
Our Company’s compensation programs for executive officers are designed to attract, retain, motivate, and reward talented executives who advance our strategic, operational, and financial objectives and thereby enhance shareholder value. The primary objectives of our compensation programs for executive officers are to:
•	Attract and retain talented executive officers by providing a total compensation package that is competitive with that offered by similarly situated companies.
•	Create a compensation structure under which a substantial portion of total compensation is based on achievement of performance goals.
•	Align total compensation with the objectives and strategies of our shareholders and business.
•
A substantial portion of our executive officers’ annual and long-term compensation is tied to quantifiable measures of the Company’s financial performance and will not be earned unless at least the minimum threshold performance is achieved.

Elements of Compensation
Following are the elements of our executive compensation program and the objectives for including them.
Element	Type	Objective
Base Salary	Cash - fixed	Attract and retain highly skilled executives by providing market competitive base salary that is aligned with the executive's responsibilities, experience and performance.
Annual Incentive Plan	Cash - variable	Motivate and reward the achievement of individual, division and/or corporate financial and operational strategic objectives.
Long-Term Incentive Plan	Equity and/or Cash - variable	Retain and reward key employees and align the interests of employees with our shareholders and the long-term success of the Company.
Benefits & Perquisites	Non-cash	Retain key employees by providing market competitive health, welfare & retirement benefits, and limited perquisites that align with our compensation philosophy.
Mix of Compensation
Our executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that closely correlate with the achievement of both short-term performance objectives and long-term shareholder value. A significant portion of our executive officers’ annual and long-term performance-based compensation is at-risk, with the amount of risk increasing with the officer’s position level. This provides more upside potential as well as downside risk for more senior positions because they have greater influence on our overall performance.
There is no pre-established policy or target for the allocation between cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews competitive market compensation information provided by our compensation consultant and considers the Company’s historical compensation practices in determining the appropriate level and mix of incentive compensation for each executive position.

Total Target Compensation
Total target compensation is the value of the compensation package that is intended to be delivered if performance goals are met. Actual compensation depends on the payouts realized under the annual and long-term incentive plans, as determined by results on the performance metrics. For awards under the long-term incentive plan, the value is also based on the price of our common shares. The following charts show the weighting of each element of total target compensation for the CEO, and average for the other NEOs. This demonstrates our pay-for-performance philosophy, showing that annual and long-term incentive-based compensation comprises the majority of total target compensation.

Compensation Policies and Best Practices
To achieve the goals of aligning executive compensation with Company performance while maintaining strong corporate governance and minimizing risk, the Committee and the Company review and adopt policies and best practices that they believe are in the best interest of the Company and our shareholders. Following are some of the practices that have been adopted over time that we believe help us to achieve these goals:
•	Significant emphasis on performance-based compensation
•	Use of an independent compensation consultant whose firm does no other work for the Company
•	Annual benchmarking of compensation mix and levels for executive officers to ensure competitiveness
•	Use of the TSR metric in the long-term incentive plan to align executive and shareholder interests
•	Include caps on both the annual incentive plan and the long-term incentive plan
•	Provide limited perquisites to executive officers
•	Maintain stock ownership guidelines for our executive officers and non-employee Directors
•	Established anti-hedging and anti-pledging policies
•	Recoupment of compensation (“clawback”) policy
•	Conduct an annual compensation risk assessment
The Compensation Committee
The Committee has the responsibility for determining the compensation paid to the Company’s executive officers. In carrying out its responsibilities, among other things, the Committee does the following:
•	Ensures there is a clear, reasonable, and logical linkage between executive officer compensation programs and overall Company performance
•	Considers comparison to the Company’s established Comparator Group and the broader market to ensure appropriate mix and level of competitiveness of compensation

•
Reviews and approves annual base salary levels, annual incentive plan targets, and long-term incentive plan targets, in alignment with the level and performance of each NEO as well as Company performance and market conditions

•	Reviews, advises on, and approves new or revised compensation plans
Independent Compensation Consultant
The Committee retains the services of an independent compensation consultant to assist the Committee with the following:
•	Appraising relevant trends and compensation developments in the market
•	Providing advice regarding issues such as long-term incentives and change in control arrangements and other topics as needed
•	Providing Comparator Group analysis
•	Providing market data for the CEO position and other executive officers
In 2021, the Committee’s compensation consultant was Total Rewards Strategies, LLC (“TRS”).
Management
The Committee considers the recommendations and evaluations of the CEO when setting the compensation of the other executive officers.
Comparator Group
The Comparator Group is comprised of some of our direct competitors and a broader group of companies in the electronic and motor vehicle parts manufacturing industries that the Committee believes is representative of the labor market from which we recruit executive talent. The Committee reviews and approves the Comparator Group annually. Factors considered by the Committee in selecting Comparator Group companies include, but are not limited to, industry segment, revenue, profitability, number of employees and market capitalization. The companies in the Comparator Group in 2021 were:
Allison Transmission	Donaldson	Meritor
Altra Industrial Motion	Dorman Products	Methode Electronics
CalAmp	Franklin Electric	Modine Manufacturing
CIRCOR	Gentex	Rogers
Columbus McKinnon	Gentherm	Standard Motor Products
Commercial Vehicle Group	LCI Industries	Strattec Security
Cooper-Standard	Littelfuse	Superior Industries
CTS	Lydall	Visteon
Curtiss-Wright	Martinrea International	Wabash National
Compensation Benchmarking
TRS provides the Committee with the 50th and 75th percentiles of the Comparator Group for base salary, cash bonus, long-term incentives, and total direct compensation. The Committee uses as a primary reference point the 50th percentile when determining base salary, annual incentive, and long-term incentive targets; each element of pay is adjusted to reflect competitive market conditions. The goal of the executive compensation program is to target overall compensation at the 50th percentile of pay practices of the Comparator Group of companies. Actual target pay for an individual may be more or less than the referenced percentiles based on the Committee’s evaluation of the individual’s experience, performance and potential. Consistent with the Committee’s philosophy of pay-for-performance, incentive payments can exceed target levels only if overall Company financial targets are exceeded and will fall below target levels if overall financial goals are not achieved.

Consideration of Shareholder Advisory Vote on Executive Compensation
At our 2021 Annual Meeting of Shareholders, our executive compensation program received the support of approximately 98% of the votes cast on the Say-on-Pay proposal. The Committee has considered the results of this vote and views this outcome as evidence of shareholder support of its executive compensation decisions and policies. The Committee will continue to review and consider the annual shareholder votes on our executive compensation program.
Base Salary
Base salary sets the foundation of our compensation program for our executive officers. The annual cash incentive compensation targets and long-term incentive targets are typically established as a percentage of base compensation. The base salary is set at competitive market levels to attract and retain our executive officers. Base salary levels for our executive officers are set on the basis of the executive’s responsibilities, the current general industry, and competitive market data, as discussed above. In each case, due consideration is given to individual factors, such as the officer’s experience, competencies, performance, and contributions, and to external factors, such as salaries paid to similarly situated executive officers by like-sized companies and in particular our Comparator Group. The Committee considers the evaluation and recommendation of the CEO in determining the base salary of the other executive officers. The Committee typically approves executive officer base salaries with an effective date of January 1st. Executive officers’ base salaries remain fixed throughout the year unless a promotion, change in responsibilities, or special circumstances occur.
Annual Incentive Awards
Our executive officers and other key employees participate in our AIP, which provides for annual cash payments based on the achievement of specific financial goals. As described above, the Company believes that a substantial portion of each executive’s overall compensation should be directly tied to quantifiable measures of financial performance. At the March 2021 Compensation Committee meeting, the Committee approved the Company’s 2021 AIP targets and performance metrics. The AIP targets are expressed as a percentage of the executive officer’s base salary.
For 2021, the structure of our AIP included both consolidated financial performance metrics and, where appropriate, divisional metrics to incentivize specific performance. In addition, there is an individual performance metric for executive officers (excluding Mr. DeGaynor) and other plan participants as a way to incentivize and reward specific strategic and measurable activities that are particular to each participant’s area of responsibility. The individual metrics are considered critical to the achievement of the overall financial and operational metrics. The individual performance metric functions as a multiplier to the overall weighted achievement and can range from 90% to 110%.
The consolidated and divisional financial performance metric targets were established based on our 2021 business plan. The targets were intended to be challenging but achievable based on industry conditions known at the time they were established. Under the 2021 AIP, the threshold level for achievement on the consolidated and divisional financial metrics was based on 80% of target while the maximum level was based on 130% of target.
For each performance metric, specific levels of achievement for threshold, target, and maximum were established. At target, 100% payout is achieved for each element of the plan; at maximum, 200% payout is achieved; and at threshold, 50% payout is achieved. Below the threshold, no incentive is earned on that metric. Threshold achievement on the Consolidated Operating Income metric is required for the other metrics to pay out above their threshold levels. The AIP incentive compensation payout earned between the threshold and maximum levels is prorated.
The stated objectives of the AIP include retaining and motivating key employees, and rewarding them for performance aligned with the growth and profitability of the Company. In 2021, we faced greater external challenges than we expected when the budget and AIP plan metrics were established at the start of the year. Specifically, the ongoing supply chain disruptions continued longer and were more significant, resulting in end-market sales declines and global OEM production shutdowns, as well as incremental cost increases due to material shortages. We made adjustments during the year to our controllable costs and managed to offset a significant portion of the supply chain impacts, but the targets we established for the 2021 AIP at the beginning of the year did not anticipate the extent of these external challenges and therefore proved to be unattainable. As a result, achievement on the Consolidated, Control Devices and Electronics metrics was below threshold.
The Compensation Committee considered the Company’s response to these external challenges and our performance on controllable factors. Overall, we implemented effective cost mitigation actions and improved operational efficiency. In addition to mitigating some of the supply chain impacts in 2021, we believe our actions will result in continued efficiencies and improvements that will continue in 2022. Considering our performance on controllable factors and our response to the significant external challenges, as well as the AIP’s objective of retaining critical talent, the Compensation Committee exercised its authority to approve a discretionary award under the plan as follows:
•	For the NEOs, a cash payment of $25,000 and a grant of 1,000 time-based RSUs that will vest in two years subject to continued employment through the vesting date.
The Committee believes that the cash payment provides an immediate reward to recognize the team’s performance in 2021, while the modest level of the awards is aligned with the actual financial results. The RSU grants provide an additional award with upside potential based on share price appreciation over the two-year vesting period and enhanced retention of key employees.
The AIP metrics, weighting, performance targets, and achievement for 2021 are summarized as follows:
Mr. DeGaynor, Mr. Horvath, Ms. Benedict, Mr. Krakowiak, and Mr. Dono	Weight	Metric Target	Achievement
Consolidated Metrics:
Operating Income	70%	$25.7 million	0.0%
Cash Flow	30%	$16.4 million	0.0%
Overall Weighted Achievement			0.0%

Mr. Zizelman	Weight	Metric Target	Achievement
Consolidated Metrics:
Operating Income	45%	$25.7 million	0.0%
Cash Flow	30%	$16.4 million	0.0%
Divisional Metrics:
Operating Income	15%	$47.9 million	0.0%
Cash Flow	10%	$48.1 million	0.0%
Overall Weighted Achievement			0.0%

Mr. Borne	Weight	Metric Target	Achievement
Consolidated Metrics:
Operating Income	45%	$25.7 million	0.0%
Cash Flow	30%	$16.4 million	0.0%
Divisional Metrics:
Operating Income	15%	$12.1 million	0.0%
Cash Flow	10%	$1.6 million	0.0%
Overall Weighted Achievement			0.0%

The following table provides the 2021 AIP targets and achievement, as well as the discretionary bonus that was paid to our NEOs, as described previously.
Executive Officer	Percent of Base Salary Target	Percent of Target Bonus Achieved(1)	Target Bonus	Achieved Bonus	Discretionary Bonus	Discretionary Bonus as a Percent of Target Bonus
Jonathan B. DeGaynor	103%	0.0%	$925,000	$—	$25,000	2.7%
Matthew R. Horvath	40%	0.0%	130,000	—	25,000	19.2%
Laurent P. Borne	60%	0.0%	232,003	—	25,000	10.8%
James Zizelman	60%	0.0%	234,000	—	25,000	10.7%
Susan C. Benedict	40%	0.0%	120,000	—	25,000	20.8%
Robert R. Krakowiak	75%	n/a	377,816	—	—
Thomas M. Dono, Jr.	60%	n/a	251,083	—	—
(1)	Mr. Krakowiak and Mr. Dono were not eligible to receive a bonus because they were not employed at the time of payout as required under the plan.
The payment of compensation under the 2021 AIP was a result of a discretionary award approved by the Compensation Committee. The cash portion is included in the “Bonus” column of the Summary Compensation Table. The discretionary grant of 1,000 shares to each of the NEOs will be made at the time of the regular LTIP grant in March 2022 and will be reported in the “Grants of Plan-Based Awards” table in the 2023 Proxy Statement.
Long-Term Incentive Awards
We believe that long-term incentive awards are a valuable motivation and retention tool and provide a long-term performance incentive to management. The objective when establishing targets for performance share metrics is that they be challenging but achievable and aligned with budget expectations. Under our LTIP, executive officers may be granted share options, share units, performance shares, restricted common shares, and other equity-based awards. The long-term awards are calculated based on the fair value of the shares, shares equivalent or cash at the time of grant. In 2021, we used the following long-term incentive vehicles to provide grants to our executive officers.
•
Time-Based Restricted Share Units (“RSUs”): RSUs provide strong retention value by granting the recipients the right to receive common shares (on a one-for-one basis for the number of RSUs granted) after a three-year vesting period, provided that the executive officer is still employed by the Company.

•
Performance-Based Share Units (“Performance Shares”) - Total Shareholder Return: These awards may be earned based on our TSR over a three-year period relative to the TSR of our 2021 Peer Group, which is comprised of our 2021 Comparator Group of companies. The following table shows the payout levels associated with TSR percentile ranking. We believe the use of the TSR metric effectively aligns executive and shareholder interests. The Performance Shares earned based on the TSR metric will be paid after a three-year vesting period by the issuance on a one-for-one basis of common shares.

SRI TSR v. Peer Group	Calculation of # of Shares	Shares Earned as a % of Target Shares
50th - 100th percentile	SRI percentile x 2.0	100% - 200%
30th - 49th percentile	50% + {2.5 x (SRI percentile-30)}	50% - 99%
< 30th percentile	n/a	0%
•
Performance Shares – Earnings Per Share (“EPS”) and Return on Invested Capital (“ROIC”): In 2021, we granted Performance Shares that may be earned after three years based on our average actual EPS and ROIC relative to the average budgeted EPS and ROIC over the three-year performance period. In the table below, the 2021 targets and results on each of those metrics is shown, as well as the target for the 2022 tranche of the grant. The EPS and ROIC targets for the final tranche will be set when the 2023 budget is established.

2021 LTIP Grant - EPS
Average Annual EPS	Target	Results
2021 Budgeted EPS	$0.60	($0.59)
+ 2022 Budgeted EPS	($0.03)	TBD
+ 2023 Budgeted EPS	TBD	TBD
2021 LTIP Grant - ROIC
Average Annual ROIC	Target	Results
2021 Budgeted ROIC	6.6%	(2.3%)
+ 2022 Budgeted ROIC	1.6%	TBD
+ 2023 Budgeted ROIC	TBD	TBD
Threshold performance is achieved at 70% of target and maximum performance is achieved at 130% of target. Below the threshold, no shares will be earned. At target, 100% of the shares will be earned. The maximum shares that may be earned is 200% of target.
	EPS & ROIC Three - Year Average Performance
	Below Threshold	Threshold	Target	Maximum
Results as a % of Target	< 70%	70%	100%	130%
Target Shares Earned	0%	50%	100%	200%
Provided the executive officer remains employed, and depending on performance relative to the target, the number of vested Performance Shares is prorated between the minimum and maximum amounts. The Performance Shares earned based on the EPS and ROIC metrics will be paid after a three-year vesting period by the issuance on a one-for-one basis of common shares.
The following chart shows the allocation of the LTIP awards that were granted in 2021:

The Committee determines the value of the annual grant to the executive officers by considering the comparison to our Comparator Group obtained during the annual compensation review process, as well as the executives’ responsibilities, performance, and potential contributions. The targeted value of 2021 LTIP grants were established as listed in the table below.
Executive Officer	Targeted Value 2021 Grant
Jonathan B. DeGaynor	$2,650,000
Matthew R. Horvath	96,600
Laurent P. Borne	425,339
James Zizelman	429,000
Susan C. Benedict	233,750
Robert R. Krakowiak	755,633
Thomas M. Dono, Jr.	460,318

The grant date fair value of the RSUs and Performance Shares awarded in 2021 are included in the “Stock Awards” column of the Summary Compensation Table. The RSUs awarded in 2021 are included in the “All Other Stock Awards” column of the Grants of Plan-Based Awards table, and the grant date fair value of the Performance Shares awarded are included in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards table.
The Committee’s practice has been to approve the long-term incentive awards at the first regular meeting of the calendar year. As a general practice, awards under the long-term incentive plans are approved once a year unless a situation arises whereby a compensation package is approved for a newly hired or promoted executive officer and equity-based compensation is a component.
In addition to the LTIP grants shown above, the following grants were made in 2021:
•
Mr. Horvath received an additional grant of 6,353 time-based shares with a grant value of $150,000 that will vest after three years. This grant was in recognition of Mr. Horvath’s appointment to Chief Financial Officer and Treasurer.

•
Mr. Borne received an additional grant of 10,215 time-based shares with a grant value of $375,000 that will vest in thirds over three years. This grant was in recognition of performance and for retention purposes.

•
Ms. Benedict received an additional grant of 4,835 time-based shares with a grant value of $100,000 that will vest after two years. This grant was in recognition of performance and for retention purposes.

These grants are included in the “Grants of Plan-Based Awards” table.
2020 Grant Update
In 2020, we granted Performance Shares that may be earned after three years based on our average actual EPS and ROIC relative to the average budgeted EPS and ROIC over the three-year performance period. In the table below, the 2020 and 2021 targets and results on each of those metrics is shown, as well as the target for the 2022 tranche of the grant.
2020 LTIP Grant - EPS
Average Annual EPS	Target	Results
2020 Budgeted EPS	$1.05	$1.08
+ 2021 Budgeted EPS	$0.60	($0.59)
+ 2022 Budgeted EPS	($0.03)	TBD
2020 LTIP Grant - ROIC
Average Annual ROIC	Target	Results
2020 Budgeted ROIC	11.9%	11.2%
+ 2021 Budgeted ROIC	6.6%	(2.3%)
+ 2022 Budgeted ROIC	1.6%	TBD

2019 Grant Update
The performance period for the Performance Shares that were granted in 2019 ended on December 31, 2021. The shares vested on March 4, 2022, as shown below. These shares are included for the NEOs, as applicable, in the “Outstanding Equity Awards at Year-End” table.
2019 LTIP Grant - Performance Period Results
Award Type & Metric	Grant Date	Vest Date	Allocation of Shares	Performance Results (2019 - 2021)	Payout % of Target Shares
Time-Based RSU	3/4/2019	3/4/2022	45%	n/a	100%
Performance Shares - TSR	3/4/2019	3/4/2022	25%	11th percentile of Peer Group	0%
Performance Shares - EPS	3/4/2019	3/4/2022	20%	34% of Target	0%
Performance Shares - ROIC	3/4/2019	3/4/2022	10%	40% of Target	0%
The TSR Peer Group for the 2019 grant consisted of the following companies(1):
Allison Transmission	Donaldson Company	Methode Electronics
Altra Industrial Motion	Dorman Products	Modine Manufacturing Company
CalAmp	Franklin Electric	Rogers Corp
CIRCOR International	Gentex	Standard Motor Products
Columbus McKinnon	Gentherm	Strattec Security Corp
Commercial Vehicle Group	LCI Industries	Superior Industries International
Cooper-Standard Holdings	Littelfuse	Visteon
CTS	Martinrea International	Wabash National
Curtiss-Wright	Meritor
(1)
Delphi Technologies, Lydall, Inc., Shiloh Industries and Tower International were in the original TSR Peer Group but have been excluded because they were acquired or merged with another company during the performance period.

Perquisites
We provide executive officers with limited perquisites that we and the Committee believe are reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites provided to executive officers. The incremental costs of the perquisites for the NEOs are included in the “All Other Compensation” column of the Summary Compensation Table.
Employment Agreements
We use employment agreements in limited situations. In 2015, we entered into an Employment Agreement with Mr. DeGaynor, which was then amended in February 2021. The amended Agreement provides for a minimum annual base salary of $500,000; participation in the annual incentive plan; a monthly auto allowance, participation in the Company’s customary benefit plans including an annual executive physical; and participation in the long-term incentive plan. In addition, if Mr. DeGaynor is terminated without cause, we will be obligated to pay him the sum of his annual base salary and target annual incentive as well as health and welfare benefits for one year, and if the termination occurs in the last six months of the fiscal year, he would be paid a prorated annual incentive. The Employment Agreement will be automatically renewed annually unless notice of termination is delivered by either party before the end of the then current term.
There are no other employment agreements in effect with any other NEO.

Severance Plan
The Company provides executive severance through the Officers’ and Key Employees’ Severance Plan (the “Severance Plan”). The NEOs covered under the Severance Plan include Mr. Horvath, Mr. Borne, Mr. Zizelman, Ms. Benedict, Mr. Krakowiak and Mr. Dono. If a covered executive is terminated by us without cause, we will be obligated under the Severance Plan to pay the executive’s salary for 12 months and continue health and welfare benefits coverage over the same period of time. Severance protection for Mr. DeGaynor is provided in his employment agreement, as described above.
In 2021, we entered into a separation agreement and provided severance payments to Mr. Dono upon his termination on August 6, 2021. The severance payments consisted of a $75,000 cash payment, 12 months of salary continuation, and 12 months of COBRA and life insurance coverage. In addition, Mr. Dono received partial vesting of his shares under the provisions of the LTIP for termination without cause.
We entered into a separation agreement and provided transition services payments to Mr. Krakowiak upon his termination on August 31, 2021. The payments totaled $251,878 and were paid over six months.
Termination and Change in Control Payments
We have entered into change in control agreements with Mr. DeGaynor, Mr. Horvath, Mr. Borne, Mr. Zizelman, Ms. Benedict, Mr. Krakowiak and Mr. Dono, and certain other senior management employees. These agreements are designed to promote stability and continuity of senior management, both of which are in the best interest of Stoneridge and our shareholders. Our termination and change in control provisions for the NEOs are summarized below in the “Potential Payments Upon Termination or Change in Control” table.
Tax Considerations
Section 162(m) of the Internal Revenue Code (“Code”) generally limits tax deductibility of compensation paid by a public company to its Chief Executive Officer and certain other executive officers in any year to $1 million in the year compensation becomes taxable to the executive. Prior to the 2017 Tax Cuts and Jobs Act, certain compensation was exempt from the deduction limit to the extent it met the requirements to be considered “qualified performance-based compensation” as previously defined in Section 162(m). The 2017 Tax Cuts and Jobs Act eliminated that exemption.
The Compensation Committee has historically considered Section 162(m) in the design of incentive plans to preserve the corporate tax deductibility of compensation. Although the exception to the deduction limitation under Section 162(m) performance-based compensation has been eliminated for incentive awards granted after November 2, 2017, the Compensation Committee recognizes that factors other than tax deductibility should be considered in determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and its stockholders. The Compensation Committee will continue to require that a major portion of executive compensation is at risk and subject to the attainment of performance goals. Annually, the Compensation Committee reviews all compensation programs and payments, including the tax impact on the Company.
Accounting Treatment of Compensation
As one of many factors, the Committee considers the financial impact in determining the amount of and allocation of the different pay elements, including the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 Stock Compensation.
Share Ownership Guidelines
The Committee has established share ownership guidelines for our executive officers to enhance the linkage between the interests of our executive officers and those of our shareholders. These guidelines provide that the CEO and other executive officers must retain Company common shares equal in market value to five and three times, respectively, of their annual base salaries. The executive officers have a five-year accumulation period starting on the date of their first compensation-related equity award following their date of hire or promotion to a position with retention requirements to achieve compliance and are restricted from selling any common shares earned under a Company equity-based compensation plan until their ownership guideline has been reached. The accumulation period begins on the date of their first grant following their date of hire or promotion which subjects them to the guidelines.
Clawback Policy
The Company has a clawback policy, which provides for recoupment of performance-based executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under federal securities laws. The policy applies to current and former executives and requires reimbursement or forfeiture of any excess performance-based compensation received by an executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.
Compensation Risk Assessment
The Compensation Committee reviews the Company’s incentive compensation structure practices for all employees to evaluate any risks associated with the Company’s compensation programs.
As part of the evaluation, the Compensation Committee reviews a compensation risk assessment that was prepared by Company management and its independent compensation consultant. The compensation risk assessment analyzes all Company compensation programs for various categories of compensation related risk.
The Compensation Committee considers, among other factors, the design of the incentive compensation programs, which are closely aligned to corporate performance, the mix of short-term and long-term compensation, the maximum payout levels for short-term and long-term incentives, the distribution of compensation between equity and cash, and other factors that mitigate risk.
The Compensation Committee reviewed the compensation risk assessment at the May 2021 Compensation Committee meeting and determined that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.
Compensation Committee Report
We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on that review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Compensation Committee

Kim Korth, Chairperson
Jeffrey P. Draime
Douglas C. Jacobs
William M. Lasky

Summary Compensation Table
The following table provides information regarding the compensation of our NEOs for 2021.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Jonathan B. DeGaynor President & Chief Executive Officer	2021	$900,000	$25,000	$2,649,911	$—	$30,902	$3,605,814
	2020	841,667	551,250	2,549,966	—	28,422	3,971,305
	2019	825,000	—	2,449,942	—	28,222	3,303,164

Matthew R. Horvath Chief Financial Officer & Treasurer	2021	269,333	165,000	246,541	—	11,312	692,186

Laurent P. Borne President Electronics & Chief Technology Officer	2021	386,672	25,000	800,242	—	362,531	1,574,445
	2020	347,013	110,729	686,651	—	319,966	1,464,360
	2019	338,000	80,000	337,950	38,363	176,824	971,137

James Zizelman President Control Devices	2021	389,167	25,000	428,920	—	11,870	854,956

Susan C. Benedict Chief Human Resources Officer & Assistant General Counsel	2021	283,333	25,000	333,647	—	8,135	650,115

Robert R. Krakowiak EVP, Chief Financial Officer & Treasurer	2021	335,837	—	755,529	—	265,241	1,356,606
	2020	478,170	228,870	726,525	—	13,902	1,447,467
	2019	465,750	—	1,198,566	123,657	12,787	1,800,760

Thomas M. Dono, Jr. Chief Legal Officer & Secretary	2021	252,156	40,000	460,197	—	505,281	1,257,633
	2020	397,217	152,098	442,544	—	11,760	1,003,619
	2019	386,900	—	425,517	82,178	11,560	906,154
(1)
For Mr. DeGaynor, Mr. Horvath, Mr. Borne, Mr. Zizelman and Ms. Benedict, the amounts shown in the Bonus column are comprised of a discretionary bonus approved by the Compensation Committee as described in the Annual Incentive Awards section of the CD&A. In addition, for Mr. Horvath, the amount includes a $40,000 cash award in recognition of work on a special project and a $100,000 cash award in recognition of his appointment to Chief Financial Officer and Treasurer. For Mr. Dono, the amount is comprised of a cash award in recognition of work on a special project.

(2)
The amounts included in the “Stock Awards” column represent the grant date fair value of time-based RSUs and Performance Shares computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. In 2021, RSUs and Performance Share awards were granted to our NEOs. The Performance Share awards were expected to be earned at the target level when granted; the maximum value of the Performance Share awards on the date of grant for Mr. DeGaynor, Mr. Horvath, Mr. Borne, Mr. Zizelman, Ms. Benedict, Mr. Krakowiak, and Mr. Dono were, respectively, $2,914,847, $106,165, $467,759, $471,797, $256,970, $831,041, $506,157. Please see the “Grants of Plan-Based Awards for 2020” table for more information regarding the RSUs and Performance Shares granted in 2021.

(3)	The amounts shown for 2021 in the “All Other Compensation” column are comprised of the following:
Executive Officer	Auto Allowance	401(k) Match	Group Term Life Ins	Deferred Compensation Plan Match	Other(1)	Total
Jonathan B. DeGaynor	$14,400	$11,600	$4,902	$—	$—	$30,902
Matthew R. Horvath	—	11,096	216	—	—	11,312
Laurent P. Borne	—	9,202	360	8,296	344,673	362,531
James Zizelman	—	10,286	1,584	—	—	11,870
Susan C. Benedict	—	7,103	1,032	—	—	8,135
Robert R. Krakowiak	—	11,600	1,763	—	251,878	265,241
Thomas M. Dono, Jr.	—	11,600	210	—	493,471	505,281
(1)
For Mr. Borne, these costs are related to his company-initiated relocation to Sweden, including housing, transportation, education for dependents, relocation allowance and tax gross-up. Mr. Borne repatriated to the US at the end of 2021. For Mr. Krakowiak, the amount reflects a transition services payment paid in six monthly installments following his termination. For Mr. Dono, the amount reflects a separation payment, including 12 months of salary continuation.

Grants of Plan-Based Awards in 2021
								All Other Stock Awards: Number of Shares or Units (#)(3),(4), (5),(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Executive Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jonathan B. DeGaynor		$462,500	$925,000	$1,850,000
	3/8/2021				19,850	39,701	79,402	32,484	$2,649,911
Matthew R. Horvath		65,000	130,000	260,000
	3/8/2021				722	1,446	2,892	1,184	96,547
	9/1/2021							6,353	149,994
Laurent P. Borne		116,002	232,003	464,006
	3/8/2021				3,185	6,371	12,742	5,213	425,249
	3/8/2021							10,215	374,993
James Zizelman		117,000	234,000	468,000
	3/8/2021				3,212	6,426	12,852	5,258	428,920
Susan C. Benedict		60,000	120,000	240,000
	3/8/2021				1,749	3,500	7,000	2,865	233,659
	9/13/2021							4,835	99,988
Robert R. Krakowiak		188,908	377,816	755,633
	3/8/2021				5,659	11,319	22,638	9,262	755,529
Thomas M. Dono, Jr.		125,541	251,083	502,165
	3/8/2021				3,446	6,894	13,788	5,642	460,197
(1)
The amounts shown reflect awards granted under our 2021 AIP. In March 2021, the Compensation Committee approved the 2021 target AIP awards expressed as a percentage of the executive officer’s 2021 approved base salary, and Company and individual performance measures for the purpose of determining the amount paid out under the AIP for each executive officer for the year ended December 31, 2021. Please see “Compensation Discussion and Analysis – Annual Incentive Awards” for more information regarding the Company’s 2021 awards and performance measures.

(2)
The amounts shown reflect grants of Performance Share awards made under our LTIP on March 8, 2021. The amount of the Performance Shares that will be earned will be determined based on our total shareholder return compared to that of a defined peer group for 25% of the awards, and based on our EPS performance for 20% of the awards, and based on our ROIC performance for 10% of the awards for the performance period January 1, 2021 through December 31, 2023. The shares will vest on March 8, 2024, assuming the grantee is still employed on that date.

(3)
The amounts shown reflect grants of time-based RSUs made under our LTIP. These RSUs were granted on March 8, 2021. The time-based grant comprises 45% of the total LTIP award, and will vest on March 8, 2024, assuming the grantee is still employed on that date.

(4)
The amount shown for Mr. Horvath includes a grant of 6,353 time-based shares with a grant value of $150,000 received in recognition of his appointment to Chief Financial Officer and Treasurer on September 1, 2021. These shares vest on September 1, 2024, assuming Mr. Horvath is still employed on that date.

(5)
The amount shown for Mr. Borne includes a grant of 10,215 time-based shares with a grant value of $375,000 received in recognition of performance on March 8, 2021. These shares will vest in thirds on March 8, 2022, March 8, 2023, and March 8, 2024, assuming Mr. Borne is still employed on each of the respective dates.

(6)
The amount shown for Ms. Benedict includes a grant of 4,835 time-based shares with a grant value of $100,000 received in recognition of performance on September 13, 2021. These shares will be earned on September 13, 2023, assuming Ms. Benedict is still employed on that date.

(7)
The amounts included in “Fair Value of Awards” column represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

Outstanding Equity Awards at Year-End
	Stock Awards
Executive Officer	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Jonathan B. DeGaynor	36,701(2)	$724,478	—(7)	$—
	65,124(3)	1,285,548	39,798(8)	785,613
	32,484(4)	641,234	19,850(9)	391,839

Matthew R. Horvath	2,413(2)	47,633	—(7)	—
	1,381(3)	27,261	842(8)	16,621
	1,184(4)	23,372	722(9)	14,252
	6,353(5)	125,408	—	—

Laurent P. Borne	8,468(2)	167,158	—(7)	—
	30,306(3)	598,240	6,034(8)	119,111
	8,618(4)	170,119	3,185(9)	62,872

James Zizelman	5,258(4)	103,793	3,212(9)	63,405

Susan C. Benedict	462(2)	9,120	—(7)	—
	4,788(3)	94,515	2,926(8)	57,759
	4,835(6)	95,443	—	—
	2,865(4)	56,555	1,749(9)	34,525

Robert R. Krakowiak	—(10)	—	—(10)	—

Thomas M. Dono, Jr.	—(11)	—	—(11)	—
(1)
Time-based restricted share units (RSUs) and performance shares are paid after the end of the performance period and on the vesting dates shown in the following footnotes. With regard to performance shares, the actual number of common shares earned is based on the achievement of the related performance objectives. In this column, the theoretical value of the number of outstanding RSUs and performance shares, as applicable, reported in the column to the immediate left is based on the price of our common shares on December 31, 2021 ($19.74). In calculating the number of performance shares and their value, we compare the Company’s performance through 2021 under each outstanding performance share grant against the threshold, target, and maximum performance levels for the grant and report in this column the applicable potential payout amount. If the performance is between levels, we report the potential payout at the next highest level.

(2)	These time-based share units vested on March 4, 2022.
(3)	These time-based share units vest on March 9, 2023.
(4)	These time-based share units vest on March 8, 2024.
(5)	These time-based share units vest on September 1, 2024.
(6)	These time-based share units vest on September 13, 2023.
(7)	These Performance Shares vested on March 4, 2022. Performance on EPS, TSR and ROIC was below Threshold and therefore no shares were earned. Actual results are shown.
(8)
These performance shares are scheduled to vest on March 9, 2023 subject to achievement of specified financial performance metrics. Performance is currently forecasted to be below threshold for EPS, ROIC and TSR (threshold is shown).

(9)
These performance shares are scheduled to vest on March 8, 2024 subject to achievement of specified financial performance metrics. Performance is currently forecasted to be below threshold for EPS, ROIC and TSR (threshold is shown).

(10)	Mr. Krakowiak's outstanding shares were forfeited when his employment terminated on August 31, 2021 and he therefore did not have any shares outstanding at the end of 2021.
(11)	Mr. Dono's outstanding shares vested on a pro rata basis when his employment terminated on August 6, 2021 and he therefore did not have any shares outstanding at the end of 2021.

Shares Vested in 2021
			Stock Awards(1)
Executive Officer	Number of Time-Based RSUs Acquired on Vesting (#)	Number of Performance Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jonathan B. DeGaynor	33,100	40,662	$2,559,541
Matthew R. Horvath	710	871	54,861
Laurent P. Borne	5,460	6,706	443,572
Susan C. Benedict	550	682	42,750
Robert R. Krakowiak	9,850	12,101	761,700
Thomas M. Dono, Jr.	18,613	22,781	1,227,721
(1)
For Mr. DeGaynor, Mr. Horvath, Ms. Benedict, and Mr. Krakowiak the shares are from the 2018 LTIP grant that vested on March 6, 2021. For Mr. Borne, the shares are from a grant received at his time of hire in 2018 which vested on March 10, 2021. For Mr. Dono, 14,949 shares are from the 2018 LTIP grant that vested on March 6, 2021 and 26,445 shares are from the 2019, 2020 and 2021 grants that accelerated and vested upon his termination.

Non-Qualified Deferred Compensation Plan
The Compensation Committee approved implementation of a non-qualified deferred compensation plan for our executive officers and certain other leaders in the organization, effective June 1, 2017. The plan provides the opportunity to defer current compensation and taxes until a future date, and to receive tax deferred investment returns on deferred amounts. The Company will provide matching contributions to the extent that participants are unable to receive a full match in the 401(k) plan, due to contribution and/or compensation limits. The plan allows eligible employees to defer up to 80% of their base salary, up to 100% of AIP and up to 100% of LTIP. The minimum deferral period is three years.
Executive Officer	Executive contributions in last FY ($)	Registrant contributions in last FY ($)(1)	Aggregate earnings in last FY ($)	Aggregate balance at last FYE ($)
Laurent P. Borne	$8,841	$8,296	$2,300	$28,257.64
(1)	Registrant contributions shown in the table are the company-provided match on the 2021 Executive contributions and were made in February 2022.
Potential Payments upon Termination or Change in Control
We have entered into a Change in Control Agreement (the “CIC Agreement”) with certain executive officers. There is no excise tax gross-up payment under the CIC Agreements. Our change in control agreements were designed to provide for continuity of management in the event of change in control of the Company. We think it is important for our executives to be able to react neutrally to a potential change in control and not be influenced by personal financial concerns. We believe our arrangements are consistent with market practice. For our NEOs covered under a CIC Agreement, we set the level of benefits, as described below, to remain competitive with our select peer group. All payments under the CIC Agreement are conditioned on a non-compete, non-solicitation and non-disparagement agreement.
We believe that the CIC Agreements should compensate executives displaced by a change in control and not serve as an incentive to increase personal wealth. Therefore, our CIC Agreements are “double trigger” arrangements. In order for the executives to receive the payments and benefits set forth in the agreement, both of the following must occur:
•	a change in control of the Company; and
•	a triggering event:
○	the Company separates NEO from service, other than in the case of a termination for cause, within two years of the change in control; or
○
NEO separates from service for good reason (defined as material reduction in NEO’s title, responsibilities, power or authority, or assignment of duties that are materially inconsistent to previous duties, or material reduction in NEO’s compensation and benefits) within two years of the change in control.

In March 2015, we entered into a CIC Agreement with Mr. DeGaynor as part of his employment agreement. The terms of this CIC Agreement were recently amended (as described in the Employment Agreements section of this CD&A) and are substantially similar to those described above. If the events listed above occur, and the executive delivers a release to the Company, we will be obligated to provide the following to Mr. DeGaynor:
•	two times the greater of Mr. DeGaynor’s annual base salary at the time of a triggering event or at the time of the occurrence of a change in control;
•	two times the greater of Mr. DeGaynor’s target annual incentive award at the time of termination or the actual incentive award received for the fiscal year prior to termination;
•
an amount equal to the pro rata amount of annual incentive compensation Mr. DeGaynor would have been entitled to at the time of a triggering event calculated based on the personal and performance goals that were achieved in the year in which the triggering event occurred; and

•	continued life and health insurance benefits for twenty-four months following termination.
If the events listed above occur and the executive delivers a release to the Company, we will be obligated to provide the following to Mr. Horvath, Mr. Borne, Mr. Zizelman and Ms. Benedict:
•	two times the greater of the NEO’s annual base salary at the time of a triggering event or at the time of the occurrence of a change in control;
•	two times the greater of the NEO’s target annual incentive award at the time of termination or the actual incentive award received for the fiscal year prior to termination;
•
an amount equal to the pro rata amount of annual incentive compensation the NEO would have been entitled to at the time of a triggering event calculated based on the performance goals that were achieved in the year in which the triggering event occurred; and

•	continued life and health insurance benefits for twenty-four months following termination.
Upon a change in control as defined by the 2016 LTIP, time-based RSUs and Performance Shares granted under that plan remain subject to forfeiture under the original terms of the grant unless a triggering event, as described above, occurs within two years of the effective date of the change in control.
We have a Severance Plan. The NEOs covered under the Severance Plan include Mr. Horvath, Mr. Borne, Mr. Zizelman, Ms. Benedict, Mr. Krakowiak and Mr. Dono. If we terminate a covered executive without cause, we will be obligated under the Severance Plan to pay the executive’s salary for one year and continue health and welfare benefits coverage over the same period of time. Mr. DeGaynor’s severance protection is provided in his employment agreement. If Mr. DeGaynor is terminated without cause, we will be obligated to pay an amount equal to the sum of one year of base salary and target annual incentive, and continue health and welfare benefits coverage for twelve (12) months. No severance is payable if the NEO’s employment is terminated for cause.

Value of Payment Presuming Hypothetical December 31, 2021 Termination Date
Upon resignation, no payments are due to any NEO in the table below. Assuming the events described in the table below occurred on December 31, 2021, each NEO would be eligible for the following payments and benefits:
	Termination Without Cause	Change in Control and NEO Resigns for Good Reason or is Terminated Without Cause	Disability	Death
Jonathan B. DeGaynor
Base Salary	$900,000	$1,800,000	$225,000	$—
Annual Incentive Award	925,000	1,850,000	—	—
Unvested and Accelerated Restricted Common Shares and Share Units	1,647,954	2,651,260	2,651,260	2,651,260
Unvested and Accelerated Performance Shares, Restricted Common Shares	2,014,131	3,240,360	3,240,360	3,240,360
Health and Welfare Benefits	59,714	119,427	—	—
Total	$5,546,799	$9,661,047	$6,116,620	$5,891,620
Matthew R. Horvath
Base Salary	$325,000	$650,000	$—	$—
Annual Incentive Award		260,000	—	—
Unvested and Accelerated Restricted Common Shares and Share Units	82,000	223,674	223,674	223,674
Unvested and Accelerated Performance Shares, Restricted Common Shares	45,284	79,868	79,868	79,868
Health and Welfare Benefits	12,930	25,860	—	—
Total	$465,214	$1,239,402	$303,542	$303,542
Laurent P. Borne
Base Salary	$386,672	$773,344	$—	$—
Annual Incentive Award	—	464,006	—	—
Unvested and Accelerated Restricted Common Shares and Share Units	550,114	935,518	935,518	935,518
Unvested and Accelerated Performance Shares, Restricted Common Shares	295,843	486,137	486,137	486,137
Health and Welfare Benefits	45,884	91,768	—	—
Deferred Compensation	28,258	28,258	28,258	28,258
Total	$1,306,771	$2,779,031	$1,449,913	$1,449,913
James Zizelman
Base Salary	$390,000	$780,000	$—	$—
Annual Incentive Award	—	468,000	—	—
Unvested and Accelerated Restricted Common Shares and Share Units	28,820	103,793	103,793	103,793
Unvested and Accelerated Performance Shares, Restricted Common Shares	35,236	126,849	126,849	126,849
Health and Welfare Benefits	52,798	105,595	—	—
Total	$506,854	$1,584,237	$230,642	$230,642
Susan C. Benedict
Base Salary	$300,000	$300,000	$—	$—
Annual Incentive Award	—	240,000	—	—
Unvested and Accelerated Restricted Common Shares and Share Units	81,960	255,633	255,633	255,633
Unvested and Accelerated Performance Shares, Restricted Common Shares	100,259	195,722	195,722	195,722
Health and Welfare Benefits	17,256	34,512	—	—
Total	$499,475	$1,025,867	$451,355	$451,355
(1)
Code Section 280G provides guidelines that govern payments triggered by a change in control, known as parachute payments. If such payment exceeds 2.99 times the average annual compensation (safe harbor limit) for certain individuals, the payments may result in adverse tax consequences and excise taxes. The CIC Agreements provide that the executive shall receive the greater of the safe harbor amount or the aggregate parachute value less the applicable excise tax.

CEO Pay Ratio
In compliance with Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we undertook activities to calculate the ratio of our CEO’s total annual compensation to that of our median employee. For 2021, as permitted, we used the employee who was identified in 2020 as our median paid employee as that individual is still employed and there have been no significant changes to our global employee population.
We calculated the 2021 total compensation for both the CEO and the median employee. Our median employee’s total annual compensation in 2021 was $14,008. Our CEO’s total annual compensation in 2021 for purposes of calculating the CEO pay ratio was $3,605,814. The ratio of our CEO’s total annual compensation from the Summary Compensation Table compared to the total annual compensation of our median employee is 257 to 1. We also reviewed the ratio excluding the CEO's 2021 LTIP grant to compare the CEO's total cash compensation to the total cash compensation of our median paid employee. That ratio is 68 to 1.
Director Compensation
Non-employee directors are compensated for their services as directors as shown in the following chart.
2021 Schedule of Director Fees
Cash Compensation
Annual Retainer-Director	$85,000
Annual Retainer-Chairman	170,000
Additional Compensation:
Audit Committee Chair	15,000
Compensation Committee Chair	10,000
Nominating and Corporate Governance Committee Chair	10,000
Compliance and Ethics Committee Chair	10,000
Equity Compensation
Date of grant target value	120,000
The Compensation Committee reviews director compensation annually relative to data of the Company’s Comparator Group provided by TRS, its independent consultant, and recommends changes to the full Board for approval, as appropriate. For 2021, no changes were made to the compensation paid to the outside directors.
Pursuant to the Directors’ Restricted Shares Plan, non-employee directors are eligible to receive awards of restricted common shares. On March 9, 2021, each director was granted 3,293 restricted common shares. The restrictions on those shares lapsed on March 9, 2022.

Director Compensation Table
Non-Employee Director	2021 Annual Cash Retainer	Committee Chair Fees*	Fees Earned or Paid in Cash	Stock Awards ($)(1)	Total Compensation ($)
Jeffrey P. Draime	$85,000	$—	$85,000	$120,000	$205,000
Douglas C. Jacobs	85,000	15,000	100,000	120,000	220,000
Ira C. Kaplan	85,000	—	85,000	120,000	205,000
Kim Korth	85,000	10,000	95,000	120,000	215,000
William M. Lasky	170,000	10,000	180,000	120,000	300,000
George S. Mayes, Jr.	85,000	10,000	95,000	120,000	215,000
Paul J. Schlather	85,000	—	85,000	120,000	205,000
Frank S. Sklarsky(2)	72,722	—	72,722	120,000	192,722
(1)
The amounts included in the “Stock Awards” column represent fair value at grant date of restricted common share awards to directors, computed in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(2)	Mr. Sklarsky’s compensation reflects his election to the Board of Directors on February 22, 2021.
Director Share Ownership Guidelines
The Board has established share ownership guidelines for all non-employee directors. These guidelines provide that each director should own Company common shares equal in market value to four times the cash portion of the Board’s annual retainer. The Directors have a five-year accumulation period from implementation of the guideline or appointment to the Board to achieve compliance and are restricted from selling any common shares earned under a Company equity-based compensation plan until their ownership guideline has been reached.
Maximum Annual Director Compensation Policy
The Directors’ Restricted Stock Plan has a current maximum annual limit for equity grants to any non-employee director of 10,000 shares. The Board has adopted an annual limit for total compensation paid to a non-employee director of $350,000 in 2021.

OTHER INFORMATION
Shareholder’s Proposals for 2023 Annual Meeting of Shareholders
Matters for Inclusion in the Proxy Materials for the 2023 Annual Meeting of Shareholders
Proposals of shareholders intended to be presented, pursuant to Rule 14a-8 under the Exchange Act, at our 2023 Annual Meeting of Shareholders must be received by Stoneridge, Inc., 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377, on or before the close of business on December 8, 2022, for inclusion in our proxy statement and form of proxy relating to the 2023 Annual Meeting of Shareholders
Matters for Consideration at the 2023 Annual Meeting of Shareholders, but not for Inclusion in the Proxy Materials
Matters for consideration at the 2023 Annual Meeting of Shareholders, but not for inclusion in the proxy materials, must be received by Stoneridge, Inc., 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377 no later than the close of business on February 21, 2023.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our officers and directors and holders of more than 10% of our common shares to file with the SEC initial reports of ownership and reports of changes in ownership of our common shares. Such persons are required by regulations of the SEC to furnish us with copies of all such filings. As a matter of practice, our staff and legal advisors assist our officers and directors in preparing initial reports of ownership and reports of changes in ownership and files those reports on their behalf. Based on our review of the copies of such forms we have received, as well as information provided and representations made by the reporting persons, we believe that all required Section 16(a) filing requirements were met with respect to the year ended December 31, 2021, expect for Mr. Hartman who filed one late Form 4 with respect to one transaction.
Other Matters
If the enclosed proxy is executed and returned to us via mail, telephone or Internet, the persons named in it will vote the common shares represented by that proxy at the meeting. The form of proxy permits specification of a vote for the election of directors as set forth under “Election of Directors,” the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees. When a choice has been specified in the proxy, the common shares represented will be voted in accordance with that specification. If no specification is made, those common shares will be voted at the meeting to elect directors as set forth under “Election of Directors”, FOR the proposals to (i) ratify the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2022; (ii) approve the advisory resolution on executive compensation, and (iii) approve the amendment to the 2018 Amended and Restated Directors’ Restricted Shares Plan.
The holders of shares of a majority of the common shares outstanding on the record date, present in person or by proxy, shall constitute a quorum for the transaction of business to be considered at the Annual Meeting of Shareholders.
If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. We do not know of any other matter that may be presented for action at the meeting and we have not received any timely notice that any of our shareholders intend to present a proposal at the meeting.
By order of the Board of Directors,

Robert M. Loesch
Dated: April 7, 2022	Secretary

Appendix A
Amendment No. 1
to the
Stoneridge, Inc.
2018 Amended and Restated
Directors’ Restricted Shares Plan
1. The second paragraph of Section 1, Purpose of Plan, is deleted in its entirety and replaced with the following:
The number of shares authorized for issuance under the Plan shall be increased by 100,000 Common Shares, without par value, of the Company bringing the total shares authorized for issuance under the Plan to 950,000.
2. Section 17, Effective Date, is deleted in its entirety and replaced with the following:
17. Effective Date.
The Plan was made effective upon its approval by the Company’s shareholders on May 15, 2018. The Plan, as amended by Amendment No. 1, shall become effective on the day it is approved by the Company’s shareholders. The 2018 Amended and Restated Directors’ Restricted Shares Plan, as approved by the Company’s shareholders on May 15, 2018, shall remain in full force and effect and shall only be superseded by the Plan as amended by Amendment No. 1 when, and if, the Company’s shareholders approve Amendment No. 1 to the Plan.
Stoneridge, Inc.
2018 Amended and Restated
Directors’ Restricted Shares Plan
1. Purpose of Plan.
The purpose of this 2018 Amended and Restated Directors’ Restricted Shares Plan (the “Plan”) of Stoneridge, Inc., an Ohio corporation (the “Company”), is to advance the interests of the Company and its shareholders by providing Eligible Directors (as defined in Section 3, below) with (a) an opportunity to participate in the Company’s future prosperity and growth, and (b) an incentive to increase the value of the Company based on the Company’s performance, development, and financial success. These objectives will be promoted by granting to Eligible Directors restricted Common Shares, without par value, of the Company (the “Restricted Shares”).
The Plan amends and restates the Company’s prior Amended Directors’ Restricted Shares Plan, as amended, and increases by 150,000 Common Shares, without par value, of the Company (from 700,000 to 850,000 shares) the number of shares authorized for issuance under the Plan.
2. Administration of Plan.
The Plan will be administered by the Board of Directors (the “Board”). The Board shall have the power and authority to: (a) approve the grant of Restricted Shares to Eligible Directors (such Eligible Directors, “Participants”); (b) approve the terms and conditions, not inconsistent with the terms hereof, of any grant of Restricted Shares, including without limitation time and performance restrictions, and approve the form of Restricted Shares Grant Agreement (as defined in Section 5, below); (c) adopt, alter, and repeal such administrative rules, guidelines, and practices governing the Plan as it shall, from time to time, deem advisable; (d) interpret the terms and provisions of the Plan and any agreements relating thereto; and (e) take any other actions the Board considers appropriate in connection with, and otherwise supervise the administration of the Plan, all in a manner consistent with the other provisions of the Plan.
3. Participants in Plan.
The persons eligible to receive Restricted Shares under the Plan shall be those directors of the Company who are not employees or officers (except for the non-executive Chairman of the Board) of the Company or any subsidiary of the Company (any such person, an “Eligible Director”).

4. Shares Subject to Plan.
The maximum aggregate number of Common Shares that may be issued under the Plan as Restricted Shares shall be 850,000 Common Shares, without par value. Restricted Shares forfeited pursuant to Section 7 shall again be available for grant under the Plan. However, Restricted Shares retained or sold by the Company to satisfy withholding requirements pursuant to Section 8 shall not again be available for grants under the Plan. The shares that may be issued under the Plan may be authorized but unissued shares or issued shares reacquired by the Company and held as Treasury Shares. In the event of a reorganization, recapitalization, share split, share dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Company will make such adjustments as it deems appropriate in the number and kind of Common Shares reserved for issuance under the Plan. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation, all Restricted Shares that were granted hereunder and that are outstanding on the date of such event shall immediately vest and no longer be subject to forfeiture on the date of such event.
5. Grant, Issuance of Restricted Shares.
The Restricted Shares issued by the Company in connection with the Restricted Share grants made under the Plan shall be authorized by the Board and shall be made in accordance with, and subject to the terms of a written agreement (the “Restricted Shares Grant Agreement”) in the form approved by the Board from time to time. To be effective, any such Restricted Shares Grant Agreement, shall be signed by an officer of the Company authorized by the Board, and signed by the Participant, set forth the terms and other conditions to which the award of Restricted Shares is subject, if any, the period of time that the Restricted Shares are subject to forfeiture, if any, and state that such Restricted Shares are subject to all the terms and conditions of the Plan and such other terms and conditions, not inconsistent with the Plan, as the Board may approve. The date on which the Board approves the granting of the Restricted Shares shall be deemed to be the date on which the Restricted Shares are granted for all purposes, unless the Board otherwise specifies in its approval.
The Board may, in its sole discretion, provide in the Restricted Shares Grant Agreement that the forfeiture period with respect to the Restricted Shares may lapse upon a Participant’s death or disability or upon a Change in Control (as defined in Section 12, below) of the Company. In addition, the Board may, in its sole discretion, provide in the Restricted Shares Grant Agreement that any vesting condition of continued service as a member of the Board of Directors shall not apply to a Participant who fails to satisfy that condition solely because after the date of the Restricted Shares Grant Agreement that Participant was not nominated by the Board of Directors for election to the Board of Directors at the next annual meeting of shareholders. Any Restricted Shares issued under the Plan, so long as subject to forfeiture (a) shall not be sold, transferred, assigned, pledged, hypothecated, anticipated, alienated, encumbered or charged, whether voluntarily, involuntarily or by operation of law (collectively, “Transferred”) and (b) shall be forfeited to the Company in the event a Participant to whom such Restricted Shares are awarded voluntarily ceases to be a director during the period of time, if any, specified by the Board. Restricted Shares awarded under the Plan will be issued in the name of the Participant and held by the Company (or the Company’s agent) during such period of time that the Restricted Shares are subject to forfeiture. At the time the award is made the Participant may be asked to execute one or more blank stock powers and deliver the same to the Company so that any shares which are forfeited may be cancelled.
6. Annual Limitation on Restricted Share Grants to Eligible Directors.
In any calendar year, no grant to any one Eligible Director may exceed 10,000 Restricted Shares.
7. Termination of Status as an Eligible Director.
Except as may be provided in the Restricted Shares Grant Agreement as permitted under Section 5, if a Participant’s status as an Eligible Director terminates for any reason (including death, disability (as defined by the Board from time to time, in its sole discretion), resignation, refusal to stand for reelection or failure to be elected) then unless otherwise determined by the Board, to the extent any grant of Restricted Shares held by such Participant is not vested (i.e., no longer subject to forfeiture) as of the date of such termination, such Restricted Shares shall automatically be forfeited on such date.

8. Withholding Tax.
The Company, at its option, shall have the right to require the Participant to pay the Company the amount of any taxes which the Company is required to withhold with respect to such Restricted Shares or, in lieu of such payment, to retain or sell without notice a number of such Restricted Shares sufficient to cover the amount required to be so withheld. The Company, at its option, shall have the right to deduct from all dividends paid with respect to Restricted Shares the amount of any taxes which the Company is required to withhold with respect to such dividend payments. The obligations of the Company under the Plan shall be conditional on such payment or other arrangements acceptable to the Company.
9. Securities Law Restrictions.
No right under the Plan shall be exercisable and no Restricted Shares shall be delivered under the Plan except in compliance with all applicable federal and state securities laws and regulations. The Company shall not be required to deliver any Restricted Shares or other securities under the Plan prior to such registration or other qualification of such shares under any state or federal law, rule, or regulation as the Board shall determine to be necessary or advisable, in its sole discretion.
Unless such shares have been registered under the Securities Act of 1933, as amended (the “1933 Act”), the Restricted Shares Grant Agreement evidencing the award of Restricted Shares shall contain a representation in form approved by the Board that such Restricted Shares are not being acquired with a view to resale or distribution and will not be sold or otherwise Transferred by the Participant, except in compliance with the 1933 Act and the rules and regulations thereunder and any applicable state securities laws. The Board may impose such other restrictions on the Restricted Shares as it may deem advisable. Share certificates issued in connection with awards of Restricted Shares under the Plan shall bear such legends and statements as the Board shall deem advisable to assure compliance with federal and state securities laws and regulations and any other restriction imposed by the Board on such awards.
10. Term of Plan.
This Plan shall continue until terminated by the Board. The Board shall have the unrestricted right to amend, modify, suspend or terminate the Plan at any time; provided, however, the Board may not modify the terms of any outstanding awards evidenced by executed Restricted Shares Grant Agreements.
11. Shareholders Rights.
Participants to whom Restricted Shares have been issued under the Plan shall have the rights of shareholders with respect to the Company’s Common Shares so long as no forfeiture event has occurred, except that the Restricted Shares may not be Transferred during the forfeiture period.
12. Change in Control.
(a) Accelerated Vesting.
Notwithstanding any provision of this Plan or any Restricted Shares Grant Agreement to the contrary, if a Change in Control (as defined below) occurs, then all Restricted Shares theretofore granted and not fully vested shall thereupon become vested (i.e., shall no longer be subject to forfeiture).
(b) Definition of Change in Control.
For purposes of the Plan, a “Change in Control” means the happening of any of the following:
(i) When any “person,” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 14(d) of the 1934 Act, but excluding the Company, any subsidiary of the Company, any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), any person who is a shareholder of the Company on the effective date of this Plan (an “Existing Shareholder”), and any affiliate of an Existing Shareholder directly or indirectly becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(ii)  When, during any period of 24 consecutive months during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death or disability to constitute at least a majority of the Board; provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors, either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this Section 12(b)(ii); or
(iii) The occurrence of a transaction not recommended by the Board requiring shareholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary of the Company through purchase of assets, by merger, or otherwise.
Provided, however, further that a change in control shall not be deemed to be a Change in Control for purposes of this Plan if the Board had approved such change prior to either (A) the commencement of any of the events described in Section 12(b)(i), (ii), or (iii) of this Plan, or (B) the commencement by any person other than the Company of a tender offer for Company Common Shares.
13.  Acceleration of Rights.
The Board shall have the authority, in its discretion, to accelerate the time of vesting of Restricted Shares whenever it may determine that such action is appropriate by reason of changes in applicable tax or other laws after the award of the Restricted Shares.
14. Interpretation, Amendment or Termination of Plan.
The interpretation by the Board of any provision of the Plan or of any terms contained in any Restricted Shares Grant Agreement executed in connection with a grant of Restricted Shares under the Plan shall be final and conclusive upon all Participants under the Plan. The Board, without further action on the part of the shareholders of the Company, may from time to time alter, amend, or suspend the Plan or may at any time terminate the Plan; provided that no such action shall adversely affect any Participant’s rights with respect to an outstanding issuance of Restricted Shares then held by such Participant without such Participant’s consent nor (subject to the provisions of Section 4 dealing with adjustments in the number and kind of Common Shares reserved for issuance under the Plan due to reorganizations and other corporate actions) shall any such action increase the number of Common Shares that may be issued as Restricted Shares without the approval of the Company’s shareholders. No member of the Board will incur any liability for any action taken or admitted, or any determination made, in good faith in connection with the Plan.
15. Government Regulations.
Notwithstanding any provision of the Plan or any Restricted Shares Grant Agreement executed pursuant to the Plan, the Company’s obligations under the Plan and such agreement shall be subject to all applicable laws, rules, and regulations and to such approvals as may be required by any governmental or regulatory agencies, including without limitation any stock exchange on which the Company’s Common Shares may then be listed.
16. Governing Law.
The Plan shall be construed and governed by the laws of the State of Ohio.
17. Effective Date.
The Plan shall become effective on the day it is approved by the Company’s shareholders.
The current Amended Directors’ Restricted Shares Plan, as amended (the “Existing Plan”), which was previously approved by the Company’s shareholders, shall remain in full force and effect and shall only be superseded by the Plan when, and if, the Company’s shareholders approve the Plan. For the avoidance of doubt, Restricted Shares granted under the Existing Plan prior to the effective date of the Plan shall continue under the terms of the written agreements under the Existing Plan and vest in the event of a Potential Change in Control, as set forth in such written agreements and the Existing Plan.
18. Severability Clause.
In case any one or more of the provisions of this Plan shall be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the invalid, illegal, or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted, or revised retroactively to permit this Plan to be construed so as to foster the intent of this Plan. This Plan and all transactions pursuant to this Plan are intended to comply in all respects with applicable laws and regulations.

39675 MacKenzie Drive, Suite 400
Novi, Michigan 48377

SCAN TO
VIEW MATERIALS & VOTE

STONERIDGE, INC.
39675 MACKENZIE DRIVE, SUITE 400
NOVI, MI 48377

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on May 16, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SRI2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on May 16, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D75978-P67945

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STONERIDGE, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jonathan B. DeGaynor
02) Jeffrey P. Draime
03) Ira C. Kaplan
04) Kim Korth
05) William M. Lasky
06) George S. Mayes, Jr.
07) Paul J. Schlather
08) Frank S. Sklarsky

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. Ratification of Ernst & Young LLP as the Company's independent registered public accounting firm for 2022.	☐	☐	☐
3. Approval, on advisory basis, of the 2021 compensation of the Company's named executive officers.	☐	☐	☐
4. Approval of an amendment to the Company's 2018 Amended and Restated Directors' Restricted Shares Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Receipt of the Notice of Annual Meeting and Proxy Statement dated April 7, 2022 is hereby acknowledged.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D75979-P67945

STONERIDGE, INC.
Annual Meeting of Shareholders
May 17, 2022 11:00 AM
This proxy is solicited by the Board of Directors

The shareholder signing the reverse side of this proxy card hereby appoints Jonathan B. DeGaynor, Matthew R. Horvath and Susan C. Benedict, or any of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the Common Shares of Stoneridge, Inc. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 AM EDT on May 17, 2022, via live webcast at www.virtualshareholdermeeting.com/SRI2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxies, upon any other matter that properly comes before the Annual Meeting of Shareholders.

Continued and to be signed on reverse side